Exhibit 10.01

ASSET EXCHANGE AGREEMENT

THIS ASSET EXCHANGE AGREEMENT (this “Agreement”) is made as of January 17, 2007, by and among Entercom Cincinnati, LLC, a Delaware limited liability company, and Entercom Cincinnati License, LLC, a Delaware limited liability company (collectively, “Entercom Cincinnati”), Entercom Seattle, LLC, a Delaware limited liability company, and Entercom Seattle License, LLC, a Delaware limited liability company (collectively, “Entercom Seattle” and together with Entercom Cincinnati, “Entercom”), and Bonneville International Corporation, a Utah corporation (“Exchange Party”).  Capitalized terms shall have the meaning ascribed to them in Article 18 of this Agreement.

Recitals

A.            Entercom Cincinnati has entered into an asset purchase agreement (the “CBS Agreement”) with CBS Radio Stations, Inc., among other parties (collectively, the “CBS Parties”), dated August 18, 2006, pursuant to which Entercom will acquire certain authorizations issued by the Federal Communications Commission (the “FCC”) and other assets in connection with the radio broadcast stations WYGY(FM) (formerly WAQZ(FM)), Fort Thomas, Kentucky, WGRR(FM), Hamilton, Ohio, WKRQ(FM), Cincinnati, Ohio, and  WUBE-FM, Cincinnati, Ohio.

B.            Entercom Cincinnati has also entered into an asset exchange agreement (the “Cumulus Agreement”) with Susquehanna Radio Corp. and WVAE Lico, Inc. (collectively, the “Cumulus Parties”), dated October 31, 2006, pursuant to which Entercom Cincinnati will acquire the FCC authorizations and certain other assets of station WSWD(FM), Fairfield, Ohio, and certain assets of station WFTK(FM) (formerly WPRV(FM)), Lebanon, Ohio, in exchange for the FCC authorizations and other assets used in connection with station WGRR(FM).  Radio stations WYGY(FM), WKRQ(FM), WUBE-FM, and the authorizations and other assets acquired by Entercom from the Cumulus Parties pursuant to the Cumulus Agreement, are referred to collectively as the “Entercom Cincinnati Stations”.

C.            Entercom Seattle holds the FCC authorizations and other assets used in connection with radio broadcast stations KIRO(AM) and KTTH(AM), Seattle, Washington, and KBSG-FM, Tacoma, Washington (collectively, the “Entercom Seattle Stations” and together with the Entercom Cincinnati Stations, the “Entercom Stations”).

D.            Bonneville Holding Company, a Utah nonprofit corporation (“BHC”), currently holds the FCC authorizations and all call letters and Exchange Party holds the other assets used in connection with radio broadcast stations KOIT-FM, KMAX-FM and KDFC-FM, San Francisco, California (collectively, the “Exchange Party Stations”).

E.             Prior to the consummation of the transactions contemplated hereby, Exchange Party intends to acquire from BHC all of the FCC authorizations and all call letters relating to the Exchange Party Stations (the “BHC Agreement”).

F.             Subject to the terms and conditions set forth herein, the parties desire to exchange the Entercom Station Assets for the Exchange Party Station Assets and the Cash Consideration

and the parties intend, to the maximum extent possible, that such exchange be treated as a like-kind exchange of property within the meaning of Section 1031 of the Code and the Treasury Regulations promulgated thereunder.

Agreement

NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

EXCHANGE AND PURCHASE AND SALE OF ASSETS

1.1           Entercom Station Assets.  Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Entercom shall sell, assign, transfer and convey to Exchange Party, and Exchange Party shall acquire from Entercom, all of Entercom’s right, title and interest in, to and under all of the assets, properties, interests and rights of Entercom of whatsoever kind and nature, real and personal, tangible and intangible which are used or held for use primarily in the operation of the Entercom Stations, but excluding the Entercom Excluded Assets (the “Entercom Station Assets”).  Except as provided in Section 1.2, the Entercom Station Assets include without limitation the following:

(a)           all licenses, permits and other authorizations issued to Entercom by the FCC with respect to the Entercom Stations, including those described on Schedule 1.1(a), and including any pending applications for or renewals or modifications thereof between the date hereof and the Closing (the “Entercom FCC Licenses”);

(b)           all equipment, electrical devices, antennas, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and other tangible personal property of every kind and description, including without limitation those listed on Schedule 1.1(b), used or held for use primarily in the operation of the Entercom Stations, except any retirements or dispositions of tangible personal property made between the date hereof and Closing in the ordinary course of business and consistent with Section 9.1 (the “Entercom Tangible Personal Property”);

(c)           all (i) contracts, agreements, leases and licenses used primarily in the operation of the Entercom Stations that are listed on Schedule 1.1(c), except to the extent otherwise indicated on such Schedule, (ii) agreements for the sale of advertising time on the Entercom Stations for cash or non-cash consideration entered into in the ordinary course of business, (iii) employment agreements with the Entercom Transferred Employees which agreements are identified in Schedule 1.1(c), and (iv) contracts and agreements permitted by Section 9.1(b) (collectively, the “Entercom Station Contracts”);

(d)           to the extent transferable, all of Entercom’s rights in and to the Entercom Stations’ call letters, registered and unregistered trademarks and associated goodwill, trade names, service marks, copyrights, jingles, logos, slogans, Internet domain names, Internet URLs, Internet web sites, content and databases, computer software, programs and programming material and other intangible property rights and interests applied for, issued to or owned by Entercom that are used primarily in the operation of the Entercom Stations, including those listed on Schedule 1.1(d) (the “Entercom Intangible Property”);

(e)           all files, documents, records and books of account (or copies thereof) relating primarily to the operation of the Entercom Stations, including the Entercom Stations’ public inspection files, programming information and studies, blueprints, technical information and engineering data, advertising studies, marketing and demographic data, research studies, sales correspondence, lists of advertisers, credit and sales reports and logs, but excluding any such documents relating primarily to Entercom Excluded Assets;

(f)            all interests in real property, including any leases or licenses to occupy, used or held for use primarily in the operation of the Entercom Stations described on Schedule 1.1(f) (the “Entercom Real Property”); and

(g)           subject to the terms of Section 3.1(f), any barter receivables in respect of advertising time aired prior to the LMA Date.

The Entercom Station Assets shall be delivered by Entercom to Exchange Party as is, where is, without any representation or warranty by Entercom except as expressly set forth in this Agreement, and Exchange Party acknowledges that it has not relied on or been induced to enter into this Agreement by any representation or warranty other than those expressly set forth in this Agreement.  The Entercom Station Assets shall be transferred to Exchange Party free and clear of liens, mortgages, pledges, security interests, claims and encumbrances (“Liens”) except for Permitted Liens, if any, and except as otherwise expressly provided in this Agreement.

1.2           Entercom Excluded Assets.  Notwithstanding anything to the contrary contained herein, Exchange Party expressly acknowledges and agrees that the following assets and properties of Entercom (the “Entercom Excluded Assets”) shall not be acquired by Exchange Party and are excluded from the Entercom Station Assets:

(a)           Entercom’s books and records pertaining to the corporate organization, existence or capitalization of Entercom;

(b)           all cash, cash equivalents, or similar type investments of Entercom, such as certificates of deposit, treasury bills, marketable securities, asset or money market accounts or similar accounts or investments, and all monies held by or on behalf of third parties as security deposits under leases or other agreements;

(c)           (i) all accounts receivable existing at the earlier of (A) the LMA Date or (B) the Effective Time, and (ii) notes receivable, promissory notes or amounts due from employees;

(d)           intercompany accounts receivable and accounts payable;

(e)           all insurance policies or any proceeds payable thereunder, other than as provided in Section 10.9;

(f)            all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement;

(g)           all interest in and to refunds of taxes relating to all periods prior to the Effective Time;

(h)           all tangible and intangible personal property disposed of or consumed in the ordinary course between the date of this Agreement and the Closing Date as provided by this Agreement and provided that Entercom shall replace any such items consistent with its past practices;

(i)            all rights to the names “Entercom,” “EMRG,” “SHRED,” “RAMP,” and “PILOT” and logos or variations thereof, including trademarks, trade names and domain names, and all goodwill associated therewith;

(j)            all rights to marks not currently but previously used in the operation of the Entercom Stations, where such use has been abandoned by the Entercom Stations, and all goodwill associated therewith;

(k)           the accounting and payroll systems used by Entercom and its Affiliates, whether in hard copy, stored on a computer, disk or otherwise;

(l)            all ASCAP, BMI and SESAC licenses;

(m)          all items of personal property owned by personnel at the Entercom Stations;

(n)           any cause of action or claim relating to any event or occurrence prior to the Effective Time;

(o)           all rights of Entercom under this Agreement or the transactions contemplated hereby;

(p)           all assets located at Entercom’s facilities at 1100 Olive Way, Seattle, Washington, except for those assets listed on Schedule 1.1(b) and identified as Met Park assets;

(q)           all assets identified as “Excluded Assets” in the CBS Agreement or as “Entercom Excluded Assets” in the Cumulus Agreement as identified on Schedule 1.2(q); and

(r)            the assets identified on Schedule 1.2(r).

1.3           Exchange Party Station Assets.  Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Exchange Party shall sell, assign, transfer and convey to Entercom, and Entecom shall acquire from Exchange Party, all of Exchange Party’s right, title and interest in, to and under all of the assets, properties, interests and rights of Exchange Party of whatsoever kind and nature, real and personal, tangible and intangible which are used or held for use primarily in the operation of the Exchange Party Stations, but excluding the Exchange Party Excluded Assets (the “Exchange Party Station Assets”).  Except as provided in Section 1.4, the Exchange Party Station Assets include without limitation the following:

(a)           all licenses, permits and other authorizations issued to Exchange Party by the FCC with respect to the Exchange Party Stations, including those described on Schedule 1.3(a), and including any pending applications for or renewals or modifications thereof between the date hereof and the Closing (the “Exchange Party FCC Licenses”);

(b)           all equipment, electrical devices, antennas, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and other tangible personal property of every kind and description, including without limitation those listed on Schedule 1.3(b), used or held for use primarily in the operation of the Exchange Party Stations, except any retirements or dispositions of tangible personal property made between the date hereof and Closing in the ordinary course of business and consistent with Section 9.2 (the “Exchange Party Tangible Personal Property”);

(c)           all (i) contracts, agreements, leases and licenses used primarily in the operation of the Exchange Party Stations that are listed on Schedule 1.3(c), except to the extent otherwise indicated on such Schedule, (ii) agreements for the sale of advertising time on the Exchange Party Stations for cash or non-cash consideration entered into in the ordinary course of business, (iii) employment agreements with the Exchange Party Transferred Employees and which agreements are identified in Schedule 1.3(c), and (iv) contracts and agreements permitted by Section 9.2(b) (collectively, the “Exchange Party Station Contracts”);

(d)           to the extent transferable, all of Exchange Party’s rights in and to the Exchange Party Stations’ call letters, registered and unregistered trademarks and associated goodwill, trade names, service marks, copyrights, jingles, logos, slogans, Internet domain names, Internet URLs, Internet web sites, content and databases, computer software, programs and programming material and other intangible property rights and interests applied for, issued to or owned by Exchange Party that are used primarily in the operation of the Exchange Party Stations, including those listed on Schedule 1.3(d) (the “Exchange Party Intangible Property”);

(e)           all files, documents, records and books of account (or copies thereof) relating primarily to the operation of the Exchange Party Stations, including the Exchange Party Stations’ public inspection files, programming information and studies, blueprints, technical information and engineering data, advertising studies, marketing and demographic data, research studies, sales correspondence, lists of advertisers, credit and sales reports and logs, but excluding any such documents relating primarily to the Exchange Party Excluded Assets;

(f)            all interests in real property, including any leases or licenses to occupy, used or held for use primarily in the operation of the Exchange Party Stations described on Schedule 1.3(f) (the “Exchange Party Real Property”);

(g)           subject to the terms of Section 3.1(f), any barter receivables in respect of advertising time aired prior to the LMA Date; and

(h)           all of Exchange Party’s membership interest in Bay City Media, LLC, a Delaware limited liability company.

The Exchange Party Station Assets shall be delivered by Exchange Party to Entercom as is, where is, without any representation or warranty by Exchange Party except as expressly set forth in this Agreement, and Entercom acknowledges that it has not relied on or been induced to enter into this Agreement by any representation or warranty other than those expressly set forth in this Agreement.  The Exchange Party Station Assets shall be transferred to Entercom free and clear of Liens except for Permitted Liens, if any, and except as otherwise expressly provided in this Agreement.

1.4           Exchange Party Excluded Assets.  Notwithstanding anything to the contrary contained herein, Entercom expressly acknowledges and agrees that the following assets and properties of Exchange Party (the “Exchange Party Excluded Assets”) shall not be acquired by Entercom and are excluded from the Exchange Party Station Assets:

(a)           Exchange Party’s books and records pertaining to the corporate organization, existence or capitalization of Exchange Party;

(b)           all cash, cash equivalents, or similar type investments of Exchange Party, such as certificates of deposit, treasury bills, marketable securities, asset or money market accounts or similar accounts or investments, and all monies held by or on behalf of third parties as security deposits under leases or other agreements;

(c)           (i) all accounts receivable existing at the earlier of (A) the LMA Date or (B) the Effective Time, and (ii) notes receivable, promissory notes or amounts due from employees;

(d)           intercompany accounts receivable and accounts payable;

(e)           all insurance policies or any proceeds payable thereunder, other than as provided in Section 10.9;

(f)            all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement;

(g)           all interest in and to refunds of taxes relating to all periods prior to the Effective Time;

(h)           all tangible and intangible personal property disposed of or consumed in the ordinary course between the date of this Agreement and the Closing Date as provided by this Agreement and provided that Exchange Party shall replace any such items consistent with its past practices;

(i)            all rights to the name “Bonneville” and logos or variations thereof, including trademarks, trade names and domain names, and all goodwill associated therewith;

(j)            all rights to marks not currently but previously used in the operation of the Exchange Party Stations, where such use has been abandoned by the Exchange Party Stations, and all goodwill associated therewith;

(k)           the accounting and payroll systems used by Exchange Party and its Affiliates, whether in hard copy, stored on a computer, disk or otherwise;

(l)            all ASCAP, BMI and SESAC licenses;

(m)          all items of personal property owned by personnel at the Exchange Party Stations;

(n)           any cause of action or claim relating to any event or occurrence prior to the Effective Time;

(o)           all rights of Exchange Party under this Agreement or the transactions contemplated hereby;

(p)           all of the tangible assets identified on Schedule 1.4(p), which may be conveyed to AIM Broadcasting-San Francisco, L.L.C. (“AIM”) pursuant to the terms of a letter of intent by and among Exchange Party and AIM (the “AIM Transaction”); and

(q)           the assets identified on Schedule 1.4(q).

1.5           Cash Consideration.            At the Closing, Exchange Party shall pay to Entercom, by wire transfer of immediately available funds to an account designated by Entercom, the sum of One Million Dollars ($1,000,000.00) (the “Cash Consideration”).

1.6           LMA.

(a)           Contemporaneously with the execution of this Agreement, Entercom and Exchange Party shall enter into a local marketing agreement, effective as of the fifth (5th) business day following expiration or termination of the waiting period under the HSR Act (the “LMA Date”), in the form attached hereto as Exhibit A, pursuant to which Exchange Party will provide programming for, and be entitled to receive revenues from the sale of advertising on, the Entercom Stations (the “Entercom Station LMA”).

(b)           Contemporaneously with the execution of this Agreement, Entercom and Exchange Party shall enter into a local marketing agreement, effective as of the LMA Date, in the form attached hereto as Exhibit B, pursuant to which Entercom will provide programming for, and be entitled to receive revenue from the sales of advertising on, the Exchange Party Stations (the “Exchange Party Station LMA” and together with the Entercom Station LMA, the “LMAs”).

(c)           Contemporaneously with the execution of this Agreement, Entercom and Exchange Party are executing and delivering the LMAs.  To the extent that any Entercom Station Assets are assigned, any Entercom Assumed Obligations are assumed, or assets and liabilities are prorated under the LMAs, any obligation of Entercom under this Agreement to assign such Entercom Station Assets, of Exchange Party to assume such Entercom Assumed Obligations, or of either party to prorate such assets or liabilities, shall be deemed satisfied.  To the extent that any Exchange Party Station Assets are assigned, any Exchange Party Assumed Obligations are assumed, or assets and liabilities are prorated under the LMAs, any obligation of Exchange Party under this Agreement to assign such Exchange Party Station Assets, of Entercom to assume such Exchange Party Assumed Obligations, or of either party to prorate such assets or liabilities, shall be deemed satisfied.

(d)           Notwithstanding anything contained herein to the contrary, Entercom shall not be deemed to have breached any of its representations, warranties, covenants or agreements contained herein or to have failed to satisfy any condition precedent to Entercom’s obligation to perform under this Agreement (nor shall Entercom have any liability or responsibility to Exchange Party in respect of any such representations, warranties, covenants, agreements or conditions precedent), in each case to the extent that the inaccuracy of any such representations, the breach of any such warranty, covenant or agreement or the inability to satisfy any such condition precedent arises out of or otherwise relates to (i) any actions taken by or under the authorization of Exchange Party or any of its Affiliates (or any of its respective officers, directors, employees, agents or representatives) in connection with Exchange Party’s performance of its obligations under the LMAs or (ii) the failure of Exchange Party to perform any of its obligations under the LMAs.

(e)           Notwithstanding anything contained herein to the contrary, Exchange Party shall not be deemed to have breached any of its representations, warranties, covenants or agreements contained herein or to have failed to satisfy any condition precedent to Exchange Party’s obligation to perform under this Agreement (nor shall Exchange Party have any liability or responsibility to Exchange Party in respect of any such representations, warranties, covenants, agreements or conditions precedent), in each case to the extent that the inaccuracy of any such representations, the breach of any such warranty, covenant or agreement or the inability to satisfy any such condition precedent arises out of or otherwise relates to (i) any actions taken by or under the authorization of Entercom or any of its Affiliates (or any of its respective officers, directors, employees, agents or representatives) in connection with Entercom’s performance of its obligations under the LMAs or (ii) the failure of Entercom to perform any of its obligations under the LMAs.

(f)            Entercom and Exchange Party both acknowledge and agree that the other party shall not be deemed responsible for or have authorized or consented to any action or failure to act on the part of the other party or its Affiliates (or any of its respective officers, directors, employees, agents or representatives) in connection with the LMAs solely by reason of the fact that prior to Closing, Entercom and Exchange Party shall have the legal right to control, manage and supervise the operation of the Exchange Party Stations and Entercom Stations, respectively, and the conduct of its respective business, except to the extent Entercom or Exchange Party actually exercise control, management or supervision of the operation of their stations or the conduct of such business.

ARTICLE 2

ASSUMPTION OF OBLIGATIONS

2.1           Entercom Assumed Obligations.  At the Closing, Entercom shall assume and agrees to pay, discharge and perform the following (collectively, the “Entercom Assumed Obligations”):

(a)           all liabilities, obligations and commitments of Exchange Party under the Exchange Party Station Contracts to the extent they accrue or relate to any period at or after the Effective Time;

(b)           all liabilities, obligations and commitments relating to Exchange Party Transferred Employees as provided for in Section 10.4; and

(c)           any current liability of Exchange Party to the extent Entercom has received a credit under Section 3.1.

2.2           Exchange Party Retained Obligations.  Unless otherwise required pursuant to the Exchange Party Station LMA, Entercom does not assume or agree to discharge or perform and will not be deemed by reason of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of the consummation of the transactions contemplated hereby, to have assumed or to have agreed to discharge or perform, any liabilities, obligations or commitments of Exchange Party of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Entercom, other than the Entercom Assumed Obligations (the “Exchange Party Retained Obligations”).

2.3           Exchange Party Assumed Obligations.  At the Closing, Exchange Party shall assume and agrees to pay, discharge and perform the following (collectively, the “Exchange Party Assumed Obligations”):

(a)           all liabilities, obligations and commitments of Entercom under the Entercom Station Contracts to the extent they accrue or relate to any period at or after the Effective Time;

(b)           all liabilities, obligations and commitments relating to Entercom Transferred Employees as provided for in Section 10.4; and

(c)           any current liability of Entercom to the extent Exchange Party has received a credit under Section 3.1.

2.4           Entercom Retained Obligations.  Unless otherwise required by the Entercom Station LMA, Exchange Party does not assume or agree to discharge or perform and will not be deemed by reason of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of the consummation of the transactions contemplated hereby, to have assumed or to have agreed to discharge or perform, any liabilities, obligations or commitments of Entercom of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Exchange Party, other than the Exchange Party Assumed Obligations (the “Entercom Retained Obligations”).

ARTICLE 3

PRORATIONS AND ADJUSTMENTS

3.1           Prorations and Adjustments.

(a)           Except as provided in the LMAs, as of 11:59 p.m. on the date immediately preceding the Closing Date (the “Effective Time”), all operating income (meaning all operating revenues less all operating expenses, as such amounts are calculated in compliance with generally accepted accounting principles (“GAAP”) applied in a manner consistent with the preparation of both Entercom’s and Exchange Party’s financial statements previously furnished to each other, except with regard to any materiality limitations or qualifications imposed thereby), arising from the conduct of the business and operations of the Entercom Stations and Exchange Party Stations will be prorated between Entercom and Exchange Party in accordance with GAAP.

(b)           Except as provided in the LMAs, with respect to the Entercom Station LMA, such prorations shall be based upon the principle that Entercom is entitled to all operating revenue earned and is responsible for operating expenses paid or accruing in connection with the Entercom Stations’ operations, assigned contracts and other agreements and Entercom Transferred Employees prior to the Effective Time, and Exchange Party is entitled to such operating revenue earned, and is responsible for such operating expenses accruing on and after the Effective Time so long as this Agreement remains in effect.  All special assessments and similar charges or liens imposed against Entercom Stations’ interests in real estate and/or equipment in respect of any period of time up to Effective Time, whether payable in installments or otherwise, shall be the responsibility of Entercom, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time during the term of the Entercom Station LMA shall be the responsibility of Exchange Party, and such charges shall be adjusted as required hereunder.

(c)           Except as provided in the LMAs, with respect to the Exchange Party Station LMA, such prorations shall be based upon the principle that Exchange Party is entitled to all operating revenue earned and is responsible for operating expenses paid or accruing in connection with the Exchange Party Stations’ operations, assigned contracts and other agreements and Exchange Party Transferred Employees prior to the Effective Time, and Entercom is entitled to such operating revenue earned, and is responsible for such operating expenses accruing on and after the Effective Time so long as this Agreement remains in effect.  All special assessments and similar charges or liens imposed against Exchange Party Stations’ interests in real estate and/or equipment in respect of any period of time up to Effective Time, whether payable in installments or otherwise, shall be the responsibility of Exchange Party , and amounts payable with respect to such special assessments, charges or liens in respect of any period of time during the term of the Exchange Party Station LMA shall be the responsibility of Entercom, and such charges shall be adjusted as required hereunder.

(d)           There shall be no proration with respect to vacation days of Entercom Transferred Employees, as Entercom will pay for such vacation days in cash to the Entercom Transferred Employees effective as of the Effective Time.  There shall be no proration with respect to vacation days of Exchange Party Transferred Employees, as Exchange Party will pay for such vacation days in cash to the Exchange Party Transferred Employees effective as of the Effective Time.  There shall be no proration for either Entercom Transferred Employee sick leave or for Exchange Party Transferred Employee sick leave.

(e)           Sales persons’ commissions and bonuses (but excluding any stay or other bonus granted by Entercom or Exchange Party that is paid or payable in whole or in part as a result of or in connection with the sale of the Entercom Stations, the Exchange Party Stations or this Agreement) for the Entercom Transferred Employees or Exchange Party Stations will be prorated.

(f)            Within sixty (60) days after the Effective Time, Exchange Party and Entercom shall deliver to each other a statement of proposed apportionment based on the foregoing provisions of the Section 3.1.  Exchange Party and Entercom shall use reasonable efforts to finalize all apportionments within ninety (90) days after the Effective Date (the “Payment Date”), but will exchange other apportionment statements as may be required up to and through one hundred eighty (180) days after the Effective Time, and Exchange Party shall pay to Entercom, or Entercom shall pay to Exchange Party, any amount due as a result of the adjustment(s).  If a party disagrees with an apportionment statement of the other party, it must notify the other party in writing of its disagreement within thirty (30) days of receipt of such apportionment statement and such dispute notification shall specify in detail the items of disagreement and the reasons for disagreement.  If, within the 30-day period above, either party disputes the other’s determination, or if during the 30-day period after delivery of a statement of determinations or payment, either Party determines that any item included in the apportionments is inaccurate, or that an additional item should be included in the apportionments, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties.  Each party will provide the other with reasonable access to the party’s related books, records and work papers for purposes of confirming any statement of determination or payment.  If the parties are unable to resolve the matter within thirty (30) days after notice of a dispute, the matter shall be resolved by an independent certified public accountant mutually acceptable to the parties (the “CPA”), and the fees and expenses of such accountant shall be paid one-half (1/2) by Entercom and one-half (1/2) by Exchange Party.  The decision of the CPA shall be final and binding on all of the parties and enforceable in a court of competent jurisdiction.  Except as specified in the preceding sentence, the cost of any arbitration by the CPA (including the fees and expenses of the CPA) pursuant to this Section 3.1(f) shall be borne by Entercom and Exchange Party in inverse proportion as they may prevail on matters resolved by the CPA, which proportional allocations shall also be determined by the CPA at the time the determination of the CPA is rendered on the matters submitted.  All amounts due pursuant to this subsection that are not paid by the Payment Date shall bear interest from the Payment Date until paid at a rate per annum equal to the prime rate as of the Payment Date (as published in the Money Rates column of the Eastern Edition of The Wall Street Journal).  Notwithstanding the foregoing, there shall be no proration on account of trade agreements except to the extent that, as determined in accordance with GAAP, the aggregate net liability for the contracted balance of the air time under all such trade agreements remaining as of the Effective Time exceeds the contracted balance of the consideration remaining to be received by Exchange Party or Entercom on or after the Effective Time under all such trade agreements by more than Twenty-Five Thousand Dollars ($25,000.00).

ARTICLE 4

CLOSING

4.1           Closing.  The consummation of the transactions described in this Agreement (the “Closing”) shall occur on a date (the “Closing Date”) within ten (10) business days after the conditions in Sections 11.2 and 12.2 are satisfied (unless the parties otherwise agree to a different Closing Date), provided all other conditions precedent described in Articles 11 and 12 hereof have either been satisfied or waived, or if such conditions have not been satisfied or waived, within ten (10) business days after the day on which all such conditions precedent have been satisfied or waived (unless the parties otherwise agree to a different Closing Date).  The Closing shall take place by electronic or other exchange of documents to be delivered at the Closing.

ARTICLE 5

GOVERNMENTAL CONSENTS

5.1           Application for FCC Consent.

(a)           Each of Entercom and the Exchange Party agree to use their commercially reasonable efforts and to cooperate with each other in preparing, filing and prosecuting an assignment (the “Assignment”) of the Entercom FCC Licenses to the Exchange Party, and the Exchange Party FCC Licenses to Entercom and in causing the grant by the FCC of its approval, without any condition which Entercom reasonably determines is materially adverse to Entercom, or Exchange Party reasonably determines is materially adverse to Exchange Party, of such Assignment (the “FCC Consent”) and in causing the FCC Consent to become a Final Order.  The parties hereto shall cooperate with each other to file the appropriate FCC application forms (the “FCC Application”) along with all information, data, exhibits, resolutions, statements and other materials necessary and proper in connection with such FCC Application within ten (10) business days after the execution of this Agreement.  Each party further agrees to expeditiously prepare and file with the FCC any amendments or any other filings required by the FCC in connection with the FCC Application whenever such amendments or filings are required by the FCC or its rules.  For purposes of this Agreement, each party shall be deemed to be using its commercially reasonable efforts with respect to obtaining the Final Order, and to be otherwise complying with the foregoing provisions of this Section 5.1, so long as it truthfully and promptly provides information necessary in completing the application process, timely provides its comments on any filing materials, and uses its commercially reasonable efforts to oppose attempts by third parties to petition to deny, to resist, modify or overturn the grant of the FCC Application without prejudice to the parties’ termination rights under this Agreement, it being further understood that neither Entercom nor Exchange Party shall be required to expend any funds or efforts contemplated under this Article 5 unless the other of them is concurrently and likewise complying with its obligations under this Article 5.  If either party becomes aware of any fact relating to it which would prevent or delay the FCC Consent, such party shall promptly notify the other party thereof and take reasonable steps as necessary to remove such impediment.

(b)           Entercom and Exchange Party, each at their own respective expense, shall use their respective reasonable efforts to oppose any efforts or any requests by third parties for reconsideration or review of the FCC Consent (or, as the case may be, the Final Order) by the FCC or a court of competent jurisdiction.

(c)           Except as otherwise provided herein, each party will be solely responsible for the expenses incurred by it in the preparation, filing and prosecution of its respective portion of the FCC Application.  All filing fees and grant fees imposed by the FCC shall be paid one-half (1/2) by Entercom and one-half (1/2) by Exchange Party.

5.2           Notice of Application.  Each of Entercom and the Exchange Party shall, at its own expense, give due notice of the filing of the Assignment Application for the Entercom FCC Licenses, or, as the case my be, the Exchange Party FCC Licenses, by such means as may be required by the rules and regulations of the FCC.

5.3           Hart Scott Compliance.  Each party shall make, within ten (10) business days after the date of this Agreement, all filings which are required in connection with the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including making a request for early termination of the waiting period thereunder, and shall furnish to the other party all information that the other reasonably requests in connection with such filings, and shall use its commercially reasonable efforts to cause the expiration or termination of the waiting period to occur as promptly as practicable.

5.4           Non-Disclosure of Exchange Party’s Affiliates Financial Information.  Exchange Party may terminate this Agreement by written notice to Entercom in the event that the DOJ, the FTC, the FCC or any other governmental agency requires the disclosure of any financial information relating to Exchange Party’s Affiliates.  Exchange Party agrees to use reasonable efforts to persuade any such governmental agency that any such required Affiliate information should not be required for approval prior to exercising this right of termination.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF ENTERCOM

Entercom makes the following representations and warranties to Exchange Party:

6.1           Existence and Power.  Each of Entercom Cincinnati, LLC; Entercom Cincinnati License, LLC; Entercom Seattle, LLC and Entercom Seattle License, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Entercom is qualified to do business and is in good standing in each jurisdiction where such qualification is necessary.  Entercom has the requisite power and authority to own and operate the Entercom Stations as currently operated.

6.2           Authorization.

(a)           The execution and delivery by Entercom of this Agreement and all of the other agreements, certificates and instruments to be executed and delivered by Entercom pursuant hereto or in connection with the transactions contemplated hereby (the “Entercom

Ancillary Agreements”), the performance by Entercom of its obligations hereunder and thereunder and the consummation by Entercom of the transactions contemplated hereby and thereby are within Entercom’s limited liability company powers, and have been duly authorized by all requisite limited liability company action, on the part of Entercom.

(b)           This Agreement has been, and each Entercom Ancillary Agreement will be, duly executed and delivered by Entercom.  This Agreement (assuming due authorization, execution and delivery by Exchange Party) constitutes, and each Entercom Ancillary Agreement will constitute when executed and delivered by Entercom, the legal, valid and binding obligation of Entercom, enforceable against Entercom in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

6.3           Governmental Authorization.  The execution, delivery and performance by Entercom of this Agreement and each Entercom Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with or notification to, any governmental authority other than the FCC, and the U. S. Department of Justice (“DOJ”) and Federal Trade Commission (“FTC”) under the HSR Act.

6.4           Noncontravention.  The execution, delivery and performance of this Agreement and each Entercom Ancillary Agreement by Entercom and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the organizational documents of Entercom; (b) assuming compliance with the matters referred to in Section 6.3, conflict with or violate any law or governmental order applicable to Entercom; (c) require any consent or other action by or notification to any Person under, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of the CBS Parties, the Cumulus Parties or Entercom under, any provision of any Entercom Station Contract, except as disclosed on Schedule 6.4, or (d) result in the creation or imposition of any Lien on any of the Entercom Station Assets, except for Permitted Liens.

6.5           Absence of Litigation.  Except as set forth on Schedule 6.5, there is no legal or administrative proceeding or action pending or, to Entercom’s knowledge, threatened against Entercom, the CBS Entities or the Cumulus Entities:  (a) that in any manner challenges or seeks to prevent, enjoin, alter or delay materially the transactions contemplated by this Agreement or (b) that relates to the Entercom Station Assets or the Entercom Stations.

6.6           Financial Statements.  The unaudited results of operations of the Entercom Seattle Stations for calendar years 2003, 2004 and 2005 and the first nine months of calendar year 2006 have been provided by Entercom to Exchange Party.  The unaudited results of operations of the Entercom Cincinnati Stations being acquired from the CBS Parties for calendar years 2003, 2004 and 2005 and the first nine months of calendar year 2006 have been provided to Entercom by CBS Radio Stations, Inc., and have been provided by Entercom to Exchange Party.  (The financial statements described in the first two sentences of this Section 6.6 are referred to as the

“Entercom Reference Financial Statements,” and the radio stations described in such two sentences are referred to as the “Entercom Reference Stations”).  The Entercom Reference Financial Statements were derived from the books and records of the Entercom Reference Stations, were prepared in accordance with the internal accounting policies of Entercom, or CBS Radio Inc. and CBS Corporation, as the case may be, as applicable to financial reporting at the radio station level, and present fairly, in all material respects, the results of operations of the Entercom Reference Stations for the periods then ended consistent with the internal accounting policies of Entercom, or CBS Radio Inc. and CBS Corporation, as the case may be, as applicable to financial reporting at the radio station level.  The Cumulus Parties have provided to Entercom copies of unaudited, “top-line” revenue numbers for station WFTK(FM) (the “WFTK Gross Revenues”) for the period ended December 31, 2005 , and unaudited WFTK Gross Revenues for the period ended September 30, 2006, and Entercom has provided such copies to Exchange Party.  Such amounts present fairly the WFTK Gross Revenues of station WFTK(FM) for the respective periods covered thereby.

6.7           FCC Licenses.

(a)           Entercom has made available to Exchange Party true, correct and complete copies of the Entercom FCC Licenses, including any and all amendments and modifications thereto.  The Entercom FCC Licenses were validly issued by the FCC, as of the Closing will be validly held by Entercom and are in full force and effect.  The Entercom FCC Licenses are not subject to any condition except for those conditions that appear on the face of the Entercom FCC Licenses, those conditions applicable to radio broadcast licenses generally or those conditions disclosed in Schedule 1.1(a).  The Entercom FCC Licenses listed on Schedule 1.1(a) constitute all authorizations issued by the FCC necessary for the operation of the Entercom Stations as currently conducted, except for immaterial licenses ancillary to the operation of the Entercom Stations.

(b)           Except as otherwise set forth on Schedule 1.1(a), the Entercom FCC Licenses have been issued or renewed for the full terms customarily issued to radio broadcast stations licensed to the states in which the Entercom Stations’ communities of license are located.  Except as set forth on Schedule 1.1(a), there are no applications pending before the FCC relating to the operation of the Entercom Stations.

(c)           Except as set forth on Schedule 1.1(a), the Entercom Stations are operated in compliance with the Communications Act of 1934, as amended (the “Communications Act”) and the Entercom FCC Licenses, all applications, reports and other disclosures required by the FCC to be filed in respect of the Entercom Stations, and all FCC regulatory fees in respect thereof, have been timely filed or paid, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Entercom Station Assets.

(d)           Except as set forth on Schedule 1.1(a), to the knowledge of Entercom after due inquiry by its FCC counsel and consultation by Entercom with such counsel, there are no petitions, complaints, orders to show cause, notices of violation, notices of apparent liability, notices of forfeiture, proceedings or other actions pending or threatened before the FCC relating to the Entercom Stations that would reasonably be expected to have a material adverse effect on the operation of the Entercom Stations, other than proceedings affecting the radio broadcast industry generally.

6.8           Tangible Personal Property.  Except as disclosed on Schedule 6.8, as of the Closing Entercom will have title to the Entercom Tangible Personal Property free and clear of Liens other than Permitted Liens.  Except as disclosed on Schedule 6.8, the Entercom Tangible Personal Property is in normal operating condition, ordinary wear and tear excepted.

6.9           Station Contracts.  To the best of Entercom’s knowledge, each of the Entercom Station Contracts is in effect and is binding upon Entercom, the Cumulus Parties, or the CBS Parties, as the case may be.  To the best of Entercom’s knowledge, as of the Closing, each of the Entercom Station Contracts will be in effect and will be binding upon Entercom and, to Entercom’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally).  To the best of Entercom’s knowledge, neither Entercom, the Cumulus Parties, nor the CBS Parties, as the case may be, is in material default under any Entercom Station Contracts.  To the best of Entercom’s knowledge, as of the Closing, Entercom will not be in material default under any Entercom Station Contract, and, to Entercom’s knowledge, no other party to any of the Entercom Station Contracts is in default thereunder in any material respect.  To the best of Entercom’s knowledge, except as otherwise set forth on Schedule 1.1(c), Entercom has provided to Exchange Party prior to the date of this Agreement true and complete copies of all material Entercom Station Contracts.

6.10         Intangible Property.  Schedule 1.1(d), contains a description of all owned and/or registered Entercom Intangible Property.  Except as set forth on Schedule 1.1(d), neither Entercom, nor the Cumulus Parties or the CBS Parties, has received no notice of any claim that its use of any material Entercom Intangible Property infringes upon or conflicts with any third party rights.  Entercom, the Cumulus Parties or the CBS Parties, as the case may be, own or have the right to use the Entercom Intangible Property free and clear of Liens other than Permitted Liens. As of Closing Entercom will own or have the right to use the Entercom Intangible Property free and clear of Liens other than Permitted Liens.

6.11         Real Property.

(a)           As of the Closing, Entercom will have fee simple title to the Entercom Real Property identified on Schedule 6.11(a), and a valid leasehold interest in or license to use the Entercom Real Property identified on Schedule 6.11(a), free and clear of all Liens other than the Permitted Liens.  Except as set forth on Schedule 6.11(a), the Entercom Real Property includes sufficient access to the Entercom Stations’ facilities.  To Entercom’s knowledge, the Entercom Real Property is not subject to any suit for condemnation or other taking by any public authority.  Neither Entercom, nor the Cumulus Parties or the CBS Parties, has received notice of default under or termination of any lease for the Entercom Real Property, and neither Entercom, nor the Cumulus Parties or the CBS Parties, has knowledge of any default under any such lease.  Entercom has delivered to Exchange Party true and correct copies of the Entercom Real Property Leases together with all amendments thereto.  Except as set forth on Schedule 1.1(c) or Schedule 1.1(f), Entercom has not granted any oral or written right to any Person to lease, sublease, license or otherwise occupy any of the Entercom Real Property.  Except as set forth on Schedule 1.1(f), neither Entercom, nor the Cumulus Parties or the CBS Parties, has knowledge of any violations of zoning laws or any encroachments with respect to any owned Entercom Real Property either (a) for which there is not a valid easement or license, or (b) which would have a material adverse effect on such Entercom Real Property.

(b)           With respect to the real property owned in fee simple by Entercom in Seattle and which real property is being conveyed to Exchange Party (the “Seattle Real Property”), except for the Permitted Liens and as disclosed on Schedule 6.11(b) hereto, Entercom has good, marketable and indefeasible fee ownership, right, title and interest to the Seattle Real Property including the right to transfer such assets.  Except for Permitted Liens and items disclosed on Schedule 6.11(b), none of the Seattle Real Property or any of the income or revenue therefrom is subject to any mortgage, conditional sale agreement, security interest, lease, lien, hypothecation, pledge, encumbrance, restriction, liability, charge, claim or imperfection of title.  Except as otherwise provided on Schedule 6.11(b), all items disclosed on such Schedule shall be removed or satisfied by Entercom at or before Closing.

(c)           Schedule 6.11(c) contains a true and complete list of all of the Seattle Real Property used in the operation of the Entercom Stations, setting forth the address or location, and legal description for each parcel of Seattle Real Property.  There are no outstanding options or rights of first refusal to purchase or lease the Seattle Real Property or any portion thereof or interest therein, and no other parties are in possession of any of the Seattle  Real Property, except as set forth on Schedule 6.11(c).  The Seattle Real Property has vehicular access to a road and is supplied with utilities and other services necessary for the operation of that portion of the business of each Entercom Station conducted there.  To Entercom’s knowledge, (i) the main transmitting towers, related improvements, guy anchors of the main transmitting towers, and the transmitter buildings used by Entercom in the operation of each of the relevant Entercom Stations (i.e., KIRO(AM) and KTTH(AM)) are located entirely on the Seattle Real Property, (ii) the improvement of Entercom upon the Seattle Real Property and the current use and operation of such premises by Entercom conform in all material respects to all restrictive covenants, conditions, easements, building, subdivision and similar codes and federal, state and local laws, regulations, rules, orders and ordinances and Entercom has not received any notice of any violation or claimed violation of any such restrictive covenant, condition or easement, or any building, subdivision or similar code, or any federal, state or local law, regulation, rule, order or ordinance which, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on the relevant Entercom Station Assets or financial condition of the relevant Entercom Stations, (iii) there is no plan, study or effort by any governmental authority or agency with respect to the Seattle Real Property which could reasonably be expected to have a material adverse effect on the relevant Entercom Station Assets or financial condition of the relevant Entercom Stations, and (iv) there are no latent defects in the Seattle Real Property which could reasonably be expected to have a material adverse effect on the relevant Entercom Station Assets or the financial condition of the relevant Entercom Stations.  Except as set forth in Schedule 6.11(c), the ground system for each AM station included in the Entercom Seattle Stations is complete and contains the requisite number of ground radials, and the ground system for each AM station included in the Entercom Seattle Stations is accessible and fully contained within Seattle Real Property.  Each AM station that is included within the Entercom Seattle Stations operates within licensed parameters in both daytime and nighttime transmission, and its proofs of performance are current and complete and indicate such compliance.  Entercom’s improvements upon the Seattle Real Property are in adequate operating condition and repair, normal wear and tear excluded.  Entercom has no knowledge and has received no notice (i) of any pending, threatened, or contemplated action to take by eminent domain or otherwise to condemn any portion of the Seattle Real Property or interest therein, or (ii) of any levied, threatened or proposed assessments for public improvements with respect to the Seattle Real Property.

6.12         Environmental.

(a)           Except as set forth on Schedule 6.12, to Entercom’s knowledge, no hazardous or toxic substance or waste regulated under any applicable Environmental Law has been generated, stored, transported or released on, in, from or to the Entercom Real Property in violation of any applicable Environmental Law.  Except as set forth on Schedule 6.12, (a) the Entercom Stations have complied in all material respects with all Environmental Laws applicable to any of the Entercom Real Property, (b) there are no underground storage tanks used by the Entercom Stations in their operations, (c) to Entercom’s knowledge, there are no underground storage tanks (including underground storage tanks no longer in use) located on the owned Entercom Real Property, and (d) to Entercom’s knowledge, there is no friable asbestos or PCBs contained in any of the Entercom Station Assets in material violation of any applicable Environmental Laws.  To Entercom’s knowledge, it has delivered to Exchange Party true and complete copies of all environmental assessments or reports in its possession, or in the Cumulus Parties’ or the CBS Parties’ possession, relating to the Entercom Real Property.  “Environmental Laws” as used in this Section 6.12, are those environmental, health or safety laws and regulations applicable to the Entercom Stations’ activities at the Entercom Real Property in effect.

(b)           To the knowledge of Entercom, except as disclosed on Schedule 6.12, (a) none of the Seattle Real Property contains (i) any asbestos, polychlorinated biphenals or any PCB contaminated oil; (ii) any Contaminants; or (iii) any underground storage tanks; (b) no underground storage tank disclosed on Schedule 6.12 has leaked and has not been remediated and such tank is in substantial compliance with all applicable Environmental Laws; and (c) all of the Seattle Real Property is in substantial compliance with all applicable Environmental Laws.

6.13         Employee Information.

(a)           Schedule 6.13 contains a true and complete list of all of the employees of the Entercom Stations as of December 31, 2006 (the “Entercom Employees”), including their names, title, and station affiliation.

(b)           The Entercom Stations are not subject to or bound by any labor agreement or collective bargaining agreement.  Except as set forth on Schedule 6.13(b), to the knowledge of Entercom, there is no activity involving any employee of Entercom, the Cumulus Parties or the CBS Parties seeking to certify a collective bargaining unit or engaging in any other organization activity with regard to any of the Entercom Stations.

(c)           With respect to the Entercom Stations, Entercom is not in violation of any federal, Washington or Ohio state law with respect to the payment of wages, overtime, expense reimbursement or other employee compensation matters.

6.14         Compliance with Laws.  Except as set forth on Schedule 6.14, Entercom, and the Cumulus Parties and CBS Parties, have complied in all material respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any governmental authority that are applicable to the operation of the Entercom Stations and ownership of the Entercom Station Assets.

6.15         Taxes.  All material tax returns in respect of the Entercom Stations’ business and the Entercom Station Assets have been filed, and all taxes which have become due pursuant to such tax returns or pursuant to any assessments which have become payable have been timely paid.

6.16         No Finder.  Except as set forth on Schedule 6.16, no broker, finder or other Person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement, the Entercom Ancillary Agreements or the transactions contemplated hereby or thereby as a result of any agreements or action of Entercom or any party acting on Entercom’s behalf.

6.17         Sufficiency and Title to Entercom Station Assets.  The Entercom Station Assets, together with the Entercom Excluded Assets, constitute all the assets primarily used or held for use in the business or operation of the Entercom Stations and necessary to operate the Entercom Stations substantially in the manner presently operated.  Entercom will cause any Entercom Station Assets currently owned or held for use by an Affiliate of Entercom to be transferred to Entercom prior to the Closing.  Since March 1, 2006, no material properties or assets that were or are used primarily in the operation of the Entercom Stations have been transferred or assigned by Entercom to any Affiliate of Entercom, except as set forth on Schedule 6.17.

6.18         Necessary Employees.  The Entercom Employees constitute substantially all of the employees employed by Entercom in the business or operation of the Entercom Stations.

6.19         No Change in CBS Agreement or Cumulus Agreement.  As of the date of this Agreement, Entercom has no knowledge of any breach or misrepresentation by the CBS Parties under the CBS Agreement or by the Cumulus Parties under the Cumulus Agreement.  As of the date of this Agreement, no provision of either of the CBS Agreement or the Cumulus Agreement has been waived by Entercom and no consent pursuant to the CBS Agreement or Cumulus Agreement has been given or requested by Entercom.

6.20         Exclusivity of Representations.  THE REPRESENTATIONS AND WARRANTIES MADE BY ENTERCOM IN THIS AGREEMENT OR PURSUANT TO THIS AGREEMENT IN WRITING (AND IN THE LMAs) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES.  ENTERCOM HEREBY DISCLAIMS ANY SUCH OTHER IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO EXCHANGE PARTY OR THEIR OFFICERS,

DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).  EXCEPT AS SET FORTH IN THIS AGREEMENT, ALL OF THE ENTERCOM TANGIBLE PERSONAL PROPERTY IS TO BE TRANSFERRED TO EXCHANGE PARTY WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR INTENDED USE OR OTHERWISE, ALL OF WHICH IS HEREBY DISCLAIMED.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF EXCHANGE PARTY

Exchange Party makes the following representations and warranties to Entercom:

7.1           Existence and Power.  Exchange Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Exchange Party is qualified to do business and is in good standing in each jurisdiction where such qualification is necessary.  Exchange Party has the requisite power and authority to own and operate the Exchange Party Stations as currently operated.

7.2           Authorization.

(a)           The execution and delivery by Exchange Party of this Agreement and all of the other agreements, certificates and instruments to be executed and delivered by Exchange Party pursuant hereto or in connection with the transactions contemplated hereby (the “Exchange Party Ancillary Agreements”), the performance by Exchange Party of its obligations hereunder and thereunder and the consummation by Exchange Party of the transactions contemplated hereby and thereby are within Exchange Party’s corporate powers, and have been duly authorized by all requisite corporate action, on the part of Exchange Party.

(b)           This Agreement has been, and each Exchange Party Ancillary Agreement will be, duly executed and delivered by Exchange Party.  This Agreement (assuming due authorization, execution and delivery by Entercom) constitutes, and each Exchange Party Ancillary Agreement will constitute when executed and delivered by Exchange Party, the legal, valid and binding obligation of Exchange Party, enforceable against Exchange Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

7.3           Governmental Authorization.  The execution, delivery and performance by Exchange Party of this Agreement and each Exchange Party Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with or notification to, any governmental authority other than the FCC, and the DOJ and FTC under the HSR Act.

7.4           Noncontravention.  The execution, delivery and performance of this Agreement and each Exchange Party Ancillary Agreement by Exchange Party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the organizational documents of Exchange Party; (b) assuming compliance with the matters referred to in Section 7.3, conflict with or violate any law or governmental order applicable to Exchange Party; (c) require any consent or other action by or notification to any Person under, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of Exchange Party under, any provision of any Exchange Party Station Contract except as disclosed on Schedule 7.4; or (d) result in the creation or imposition of any Lien on any of the Exchange Party Station Assets, except for Permitted Liens.

7.5           Absence of Litigation.  Except as set forth on Schedule 7.5, there is no legal or administrative proceeding or action pending or, to Exchange Party’s knowledge, threatened against Exchange Party:  (a) that in any manner challenges or seeks to prevent, enjoin, alter or delay materially the transactions contemplated by this Agreement or (b) that relates to the Exchange Party Station Assets or the Exchange Party Stations.

7.6           Financial Statements.  The unaudited results of operations of the Exchange Party Stations for calendar years 2003, 2004 and 2005 and the first nine months of calendar year 2006 have been provided by Exchange Party to Entercom (the “Exchange Party Reference Financial Statements”) The Exchange Party Reference Financial Statements were derived from the books and records of the Exchange Party Stations, were prepared in accordance with the internal accounting policies of Exchange Party, as applicable to financial reporting at the radio station level, and present fairly, in all material respects, the results of operations of the Exchange Party Stations for the periods then ended consistent with the internal accounting policies of Exchange Party, as applicable to financial reporting at the radio station level.

7.7           FCC Licenses.

(a)           Exchange Party has made available to Entercom true, correct and complete copies of the Exchange Party FCC Licenses, including any and all amendments and modifications thereto.  The Exchange Party FCC Licenses were validly issued by the FCC, are in full force and effect and as of the Closing will be validly held by Exchange Party.  The Exchange Party FCC Licenses are not subject to any condition except for those conditions that appear on the face of the Exchange Party FCC Licenses, those conditions applicable to radio broadcast licenses generally or those conditions disclosed in Schedule 1.3(a).  The Exchange Party FCC Licenses listed on Schedule 1.3(a) constitute all authorizations issued by the FCC necessary for the operation of the Exchange Party Stations as currently conducted, except for immaterial licenses ancillary to the operation of the Exchange Party Stations.

(b)           Except as otherwise set forth on Schedule 1.3(a), the Exchange Party FCC Licenses have been issued or renewed for the full terms customarily issued to radio broadcast stations licensed to the states in which the Exchange Party Stations’ communities of license are located.  Except as set forth on Schedule 1.3(a), there are no applications pending before the FCC relating to the operation of the Exchange Party Stations.

(c)           Except as set forth on Schedule 1.3(a), the Exchange Party Stations are operated in compliance with the Communications Act and the Exchange Party FCC Licenses, all applications, reports and other disclosures required by the FCC to be filed in respect of the

Exchange Party Stations, and all FCC regulatory fees in respect thereof, have been timely filed or paid, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Exchange Party Station Assets.

(d)           Except as set forth on Schedule 1.3(a), to the knowledge of Exchange Party after due inquiry by its FCC counsel and consultation by Exchange Party with such counsel, there are no petitions, complaints, orders to show cause, notices of violation, notices of apparent liability, notices of forfeiture, proceedings or other actions pending or threatened before the FCC relating to the Exchange Party Stations that would reasonably be expected to have a material adverse effect on the operation of the Exchange Party Stations, other than proceedings affecting the radio broadcast industry generally.

7.8           Tangible Personal Property.  Except as disclosed on Schedule 7.8, Exchange Party has title to the Exchange Party Tangible Personal Property free and clear of Liens other than Permitted Liens.  Except as disclosed on Schedule 7.8, the Exchange Party Tangible Personal Property is in normal operating condition, ordinary wear and tear excepted.

7.9           Station Contracts.  To the best of Exchange Party’s knowledge, each of the Exchange Party Station Contracts is in effect and is binding upon Exchange Party.  To the best of Exchange Party’s knowledge, as of the Closing, each of the Exchange Party Station Contracts will be in effect and will be binding upon Exchange Party and, to Exchange Party’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally).  To the best of Exchange Party’s knowledge, Exchange Party is not in material default under any Exchange Party Station Contract.  To the best of Exchange Party’s knowledge, as of the Closing, Exchange Party will not be in material default under any Exchange Party Station Contracts, and to Exchange Party’s knowledge, no other party to any of the Exchange Party Station Contracts is in default thereunder in any material respect.  To the best of Exchange Party’s knowledge, except as otherwise set forth on Schedule 1.3(c), Exchange Party has provided to Entercom prior to the date of this Agreement true and complete copies of all material Exchange Party Station Contracts.

7.10         Intangible Property.  Schedule 1.3(d), contains a description of all owned and/or registered Exchange Party Intangible Property.  Except as set forth on Schedule 1.3(d), Exchange Party has received no notice of any claim that its use of any material Exchange Party Intangible Property infringes upon or conflicts with any third party rights.  Exchange Party owns or has the right to use the Exchange Party Intangible Property free and clear of Liens other than Permitted Liens.

7.11         Real Property.  Exchange Party has a valid leasehold interest in or license to use the Exchange Party Real Property identified on Schedule 7.11, free and clear of all Liens other than the Permitted Liens. The Exchange Party Real Property does not include any owned real property.  Except as set forth on Schedule 7.11, the Exchange Party Real Property includes sufficient access to the Exchange Party Stations’ facilities.  To Exchange Party’s knowledge, the Exchange Party Real Property is not subject to any suit for condemnation or other taking by any public authority.  Exchange Party has received no notice of default under or termination of any lease for the Exchange Party Real Property, and Exchange Party has no knowledge of any default under any such lease.  Exchange Party has delivered to Entercom true and correct copies of the

Exchange Party Real Property Leases together with all amendments thereto.  Except as set forth on Schedule 1.3(c) or Schedule 1.3(f), Exchange Party has not granted any oral or written right to any Person to lease, sublease, license or otherwise occupy any of the Exchange Party Real Property.

7.12         Environmental.  Except as set forth on Schedule 7.12, to Exchange Party’s knowledge, no hazardous or toxic substance or waste regulated under any applicable Environmental Law has been generated, stored, transported or released on, in, from or to the Exchange Party Real Property in violation of any applicable Environmental Law.  Except as set forth on Schedule 7.12, (a) the Exchange Party Stations have complied in all material respects with all Environmental Laws applicable to any of the Exchange Party Real Property, (b) there are no underground storage tanks used by the Exchange Party Stations in their operations, (c) to Exchange Party’s knowledge, there are no underground storage tanks (including underground storage tanks no longer in use) located on the owned Exchange Party Real Property, and (d) to Exchange Party’s knowledge, there is no friable asbestos or PCBs contained in any of the Exchange Party Station Assets in material violation of any applicable Environmental Laws.  To Exchange Party’s knowledge, it has delivered to Entercom true and complete copies of all environmental assessments or reports in its possession relating to the Exchange Party Real Property.  “Environmental Laws” as used in this Section 7.12, are those environmental, health or safety laws and regulations applicable to the Exchange Party Stations’ activities at the Exchange Party Real Property in effect.

7.13         Employee Information.

(a)           Schedule 7.13(a) contains a true and complete list of all of the employees of the Exchange Party Stations as of December 31, 2006 (the “Exchange Party Employees”), including their names, title, and station affiliation.

(b)           Except as set forth on Schedule 7.13(b), the Exchange Party Stations are not subject to or bound by any labor agreement or collective bargaining agreement. To the knowledge of Exchange Party, there is no activity involving any employee of Exchange Party seeking to certify a collective bargaining unit or engaging in any other organization activity with regard to any of the Exchange Party Stations.

(c)           With respect to the Exchange Party Stations, Exchange Party is not in violation of any federal or California state law with respect to the payment of wages, overtime, expense reimbursement, or other employee compensation matters.

7.14         Compliance with Laws.  Except as set forth on Schedule 7.14, Exchange Party  has complied in all material respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any governmental authority that are applicable to the operation of the Exchange Party Stations and ownership of the Exchange Party Station Assets.

7.15         Taxes.  All material tax returns in respect of the Exchange Party Stations’ business, and the Exchange Party Station Assets, have been filed, and all taxes which have become due pursuant to such tax returns or pursuant to any assessments which have become payable have been timely paid.

7.16         No Finder.  Except as set forth on Schedule 7.16, no broker, finder or other Person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement, the Exchange Party Ancillary Agreements or the transactions contemplated hereby or thereby as a result of any agreements or action of Exchange Party or any party acting on Exchange Party’s behalf.

7.17         Sufficiency and Title to Entercom Station Assets.  The Exchange Party Station Assets, together with the Exchange Party Excluded Assets, constitute all the assets primarily used or held for use by Exchange Party in the business or operation of the Exchange Party Stations and necessary to operate the Exchange Party Stations substantially in the manner presently operated.  Exchange Party will cause any Exchange Party Station Assets currently owned or held for use by an Affiliate of Exchange Party to be transferred to Exchange Party prior to the Closing.  Since March 1, 2006, no material properties or assets that were or are used primarily in the operation of the Exchange Party Stations have been transferred or assigned by Exchange Party to any Affiliate of Exchange Party, except as set forth on Schedule 7.17.

7.18         Necessary Employees.  The Exchange Party Employees constitute substantially all of the employees employed by Exchange Party in the business or operation of the Exchange Party Stations.

7.19         Exclusivity of Representations.  THE REPRESENTATIONS AND WARRANTIES MADE BY EXCHANGE PARTY IN THIS AGREEMENT OR PURSUANT TO THIS AGREEMENT IN WRITING (AND IN THE LMAs) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES.  EXCHANGE PARTY HEREBY DISCLAIMS ANY SUCH OTHER IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ENTERCOM OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).  EXCEPT AS SET FORTH IN THIS AGREEMENT, ALL OF THE EXCHANGE PARTY TANGIBLE PERSONAL PROPERTY IS TO BE TRANSFERRED TO ENTERCOM WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR INTENDED USE OR OTHERWISE, ALL OF WHICH IS HEREBY DISCLAIMED.

ARTICLE 8

[INTENTIONALLY DELETED]

ARTICLE 9

COVENANTS

9.1           Entercom’s Covenants.  Except as provided in the Entercom Station LMA, Entercom covenants and agrees that: (a) with respect to the Entercom Seattle Stations, between the date hereof  and the Closing Date, (b) with respect to the Entercom Cincinnati Stations being acquired pursuant to the CBS Agreement, between the date of Entercom’s acquisition of those stations (the “CBS Closing Date”) and Closing, and (c) with respect to the Entercom Cincinnati Station being acquired pursuant to the Cumulus Agreement, between the date of Entercom’s acquisition of that station (the “Cumulus Closing Date”) and Closing, except as permitted by this Agreement or with the prior written consent of Exchange Party, which shall not be unreasonably withheld, conditioned or delayed, Entercom shall:

(a)           operate the Entercom Stations in the ordinary course of business consistent with Entercom’s past practice and in all material respects in accordance with the Communications Act, FCC rules and policies, and all other applicable laws, regulations, rules, policies and orders;

(b)           not, other than in the ordinary course of business in accordance with Entercom’s past practice or in accordance with the terms of the Entercom Station Contracts, (i) sell, lease or dispose of or agree to sell, lease or dispose of any of the Entercom Station Assets, (ii) create, assume or permit to exist any Liens upon the Entercom Station Assets, except for Entercom Permitted Liens, or (iii) agree to the termination of any Entercom Station Contract or amendment to any Entercom Station Contract that will impose any additional liability on Exchange Party after the Closing (unless such amendment or contract can be terminated at will after Closing), or enter into any new contract that will be assumed by Exchange Party after Closing (and thus become an Entercom Station Contract) other than agreements for the sale of advertising time for cash in the ordinary course of business;

(c)           furnish Exchange Party with such information relating to the Entercom Station Assets as Exchange Party may reasonably request, at Exchange Party’s expense, and provide Exchange Party with access to the Entercom Station Assets during normal business hours or at such time(s) as may be mutually convenient for the parties;

(d)           maintain the Entercom FCC Licenses in full force and effect;

(e)           not modify any of the Entercom FCC Licenses, except as may be provided in any pending application identified on Schedule 1.1(a), or otherwise identified on Schedule 1.1(a);

(f)            cause all Liens on the Entercom Station Assets, other than Permitted Liens or Liens subject to a proration adjustment in favor of Exchange Party, to be released in full prior to or simultaneously with Closing; and

(g)           Entercom shall exercise commercially reasonable efforts to close the transactions contemplated in the CBS Agreement and the Cumulus Agreement and Entercom shall fully exercise all of its rights under the CBS Agreement and the Cumulus Agreement so as to require CBS and Cumulus, respectively, to close the transactions contemplated in those agreements.

9.2           Exchange Party’s Covenants.  Except as provided in the Exchange Party Station LMA, Exchange Party covenants and agrees with respect to the Exchange Party Stations that, between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Entercom, which shall not be unreasonably withheld, conditioned or delayed, Exchange Party shall:

(a)           operate the Exchange Party Stations in the ordinary course of business consistent with Exchange Party’s past practice and in all material respects in accordance with the Communications Act, FCC rules and policies, and all other applicable laws, regulations, rules, policies and orders;

(b)           not, other than in the ordinary course of business in accordance with Exchange Party’s past practice or in accordance with the terms of the Exchange Party Station Contracts, (i) sell, lease or dispose of or agree to sell, lease or dispose of any of the Exchange Party Station Assets, (ii) create, assume or permit to exist any Liens upon the Exchange Party Station Assets, except for Exchange Party Permitted Liens or (iii) agree to the termination of any Exchange Party Station Contract or amendment to any Exchange Party Station Contract that will impose any additional liability on Exchange Party after the Closing (unless such amendment or contract can be terminated at will after Closing), or enter into any new contract that will be assumed by Exchange Party after Closing (and thus become an Exchange Party Station Contract) other than agreements for the sale of advertising time for cash in the ordinary course of business;

(c)           furnish Entercom with such information relating to the Exchange Party Station Assets as Entercom may reasonably request, at Entercom’s expense, and provide Entercom with access to the Exchange Party Station Assets during normal business hours or at such time(s) as may be mutually convenient for the parties;

(d)           maintain the Exchange Party FCC Licenses in full force and effect;

(e)           not modify any of the Exchange Party FCC Licenses, except as may be provided in any pending application identified on Schedule 1.3(a), or otherwise identified on Schedule 1.3(a);

(f)            exercise reasonable best efforts to purchase the Exchange Party FCC Licenses and rights to the call signs for the Exchange Party Stations from BHC as soon as practicable; and

(g)           cause all Liens on the Exchange Party Station Assets, other than Permitted Liens or Liens subject to a proration adjustment in favor of Entercom, to be released in full prior to or simultaneously with Closing.

9.3           Additional Entercom Covenants.

(a)           Entercom covenants and agrees that it shall, in its capacity as “Programmer” under the Local Marketing Agreement, dated August 18, 2006, among Entercom and the CBS Parties, comply with the covenants set forth in Section 9.1 hereof during the period prior to the CBS Closing Date.  Entercom further covenants and agrees to use its reasonable best efforts to cause the CBS Parties to comply with their obligations under the CBS Agreement, and to cause the transactions contemplated by the CBS Agreement to be consummated.

(b)           Entercom covenants and agrees that it shall, in its capacity as “Programmer” under the Local Marketing Agreement, dated October 31, 2006, among Entercom and the Cumulus Parties, comply with the covenants set forth in Section 9.1 hereof during the period prior to the Cumulus Closing Date.  Entercom further covenants and agrees to use its reasonable best efforts to cause the Cumulus Parties to comply with their obligations under the Cumulus Agreement, and to cause the transactions contemplated by the Cumulus Agreement to be consummated.

(c)           Entercom shall allow Exchange Party to obtain at its expense Phase I Environmental Assessments of all or any of the Seattle Real Property it is acquiring hereunder.  In the event such Phase I Environmental Assessments disclose any conditions contrary to the representations and warranties contained in Section 6.12(b), or any potential that such conditions may exist, then Exchange Party may conduct or have conducted at its expense additional testing to confirm or negate the existence of any such conditions.  If any such Phase I Environmental Assessment or additional testing confirms the existence of any such conditions, Entercom will cause the conditions to be remedied to the extent required to comply with the representations and warranties set forth in Section 6.12(b) (without regard to any knowledge qualifier contained therein); provided, however, that such remedial action does not cost in excess of Five Million Dollars ($5,000,000).  In the event that such remedial action does cost in excess of Five Million Dollars ($5,000,000), Entercom may elect not to take such remedial action, and, notwithstanding any other provision of this Agreement, Entercom shall have no further liability to Exchange Party for any environmental condition to the extent such condition is disclosed on Schedule 6.12(b) or any Phase I Environmental Assessment or other testing conducted pursuant to this Section 9.3(c).  In such event, Exchange Party may require Entercom to proceed to Closing and Exchange Party shall receive a proration at Closing in the amount of Five Million Dollars ($5,000,000).  Alternatively, Exchange Party may terminate this Agreement and Entercom shall have no liability to Exchange Party as a result of such termination.  Entercom either has furnished, or will furnish within five business days after the date of execution of this Agreement, to Exchange Party copies of any environmental reports previously prepared for any of the Seattle Real Property.

(d)           Entercom shall, within twenty (20) days after the execution of this Agreement at its expense, (i) commission a qualified title company to prepare and provide to Exchange Party a preliminary title report with respect to each parcel of the Seattle Real Property (each, a “Seattle Preliminary Title Report”) and Entercom shall promptly provide a copy of each such Seattle Preliminary Title Report to Exchange Party, together with complete copies of all documents relating to the title exceptions referred to in each such Seattle Preliminary Title Report, and (ii) commission a qualified surveyor to prepare and provide to Exchange Party an ALTA/ACSM Survey of each parcel of the Seattle Real Property (each, a “Seattle Survey”) depicting the location of all title exceptions.  Exchange Party shall have the right to disapprove of any title exceptions other than Permitted Liens (whether or not disclosed in each Seattle Preliminary Title Report) which in Exchange Party’s reasonable discretion has a material adverse impact on the Seattle Real Property or the Exchange Party’s intended use thereof (provided, however that for purposes of this Section 9.3(d), any matters disclosed to Exchange Party on Schedules 6.11(a), 6.11(b), or 6.11(d), and any matters existing prior to the time Entercom acquired the Seattle Real Property, shall constitutue Permitted Liens) and Exchange Party shall notify Entercom of any such disapproval within twenty (20) days after receipt of each Seattle

Preliminary Title Report, as applicable, and each Seattle Survey, as applicable, by Exchange Party.  All title exceptions set forth in any Seattle Preliminary Title Report and any supplemental reports or updates to any Seattle Preliminary Title Report and not disapproved by Exchange Party within the time periods provided herein shall constitute Permitted Liens.  Prior to the Closing, Entercom shall, at its expense, remove or cause to be removed, all disapproved exceptions (the “Disapproved Matters”) or, in the alternative, obtain title insurance in a form satisfactory to Exchange Party insuring against the effect of such Disapproved Matters.

(e)           Entercom shall use its reasonable best efforts to obtain a letter from the Federal Emergency Management Agency (“FEMA”) with respect to any underground storage tanks owned by FEMA and disclosed on Schedule 6.12(b).

9.4           Additional Exchange Party Covenant.  In as much as the transactions contemplated herein will not be announced to certain employees of Exchange Party or Entercom until after this Agreement is executed, within fifteen (15) days following the execution of this Agreement, each of Entercom and the Exchange Party will make inquiry of the general manager, business manager and chief engineer of each of the Entercom Stations and the Exchange Party Stations, respectively,  and will supplement, if necessary, its respective schedules hereto.

ARTICLE 10

JOINT COVENANTS

Entercom and Exchange Party hereby covenant and agree that:

10.1         Cooperation.  Subject to express limitations contained elsewhere herein, each party (i) shall cooperate fully with one another in taking any commercially reasonable actions (including without limitation, commercially reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the prompt satisfaction of any condition to Closing set forth herein, and (ii) shall not take any action that conflicts with its obligations hereunder or that causes its representations and warranties to become untrue in any material respect.

10.2         Control of Station.  Notwithstanding anything to the contrary in this Agreement or in the LMAs, (a) Entercom shall have authority and power over the operation of the Entercom Seattle Stations until Closing, (b) the CBS Parties shall have authority and power over the operation of the Entercom Cincinnati Stations to be acquired by Entercom under the CBS Agreement until the CBS Closing Date, and Entercom shall have such authority and power from the CBS Closing Date until Closing, (c) the Cumulus Parties shall have authority and power over the operation of the Entercom Cincinnati Station to be acquired by Entercom under the Cumulus Agreement until the Cumulus Closing Date, and Entercom shall have such authority and power from the Cumulus Closing Date until Closing, and (d) Exchange Party shall have authority and power over the operation of the Exchange Party Stations from the date hereof until Closing.  The CBS Parties, the Cumulus Parties, or Entercom, as applicable, shall retain control, said control to be reasonably exercised, over the policies, programming and operations of the Entercom Stations, including, without limitation, the right to decide in the good faith exercise of its sole discretion whether to accept or reject any programming or advertisements, the right to preempt any programming in order to broadcast a program deemed by them to be of greater national, regional, or local interest, and the right to take any other actions for compliance with the laws of the United States, the states where the Entercom Stations are located, or the rules, regulations, and policies of the FCC.  Exchange Party shall retain control, said control to be reasonably exercised, over the policies, programming and operations of the Exchange Party Stations, including, without limitation, the right to decide in the good faith exercise of its sole discretion whether to accept or reject any programming or advertisements, the right to preempt any programming in order to broadcast a program deemed by Exchange Party to be of greater national, regional, or local interest, and the right to take any other actions for compliance with the laws of the United States, the State of California or the rules, regulations, and policies of the FCC.

10.3         Consents to Assignment.  The parties shall use commercially reasonable efforts to obtain any third party consents necessary for the assignment of any Entercom Station Contract or Exchange Party Station Contract (which shall not require any payment to any such third party).  To the extent that any such contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant hereto shall not constitute an assignment thereof, but to the extent permitted by law shall constitute an equitable assignment and assumption of rights and obligations thereunder, with the conveying party making available to the acquiring party the benefits thereof and the acquiring party performing the obligations thereunder on the conveying party’s behalf.

10.4         Employee Matters.

(a)           Schedule 6.13 identifies all of Entercom Employees and identifies (a) certain Entercom Employees that are not available to be hired by Exchange Party, (b) certain Entercom Employees that perform functions for radio stations owned by Entercom other than the Entercom Stations as well as for the Entercom Stations (the “Entercom Shared Employees”), and (c) certain Entercom Employees that perform services exclusively for the Entercom Stations (the “Entercom Dedicated Employees”).  Entercom and Exchange Party shall agree in good faith prior to the LMA Date as to the extent to which Entercom Shared Employees shall be offered employment by Exchange Party.  Exchange Party agrees to make offers for employment to at least ninety-two and one-half percent (92.5%) of (i) the number of Entercom Dedicated Employees, plus (ii) the number of Entercom Shared Employees to whom Exchange Party agrees to make offers of employment pursuant to the immediately preceding sentence.  The Entercom Shared Employees and Entercom Dedicated Employees that are offered and accept employment by Exchange Party shall be referred to as the “Entercom Transferred Employees”.  Exchange Party agrees to identify in writing the Entercom Dedicated Employees to which it will offer employment, to be provided to Entercom consistent with the terms of this Agreement, on or before the third (3rd) business day before the LMA Date.

(b)           Schedule 7.13 identifies all of Exchange Party Employees and identifies certain Exchange Party Employees that are not available to be hired by Entercom.  Those employees identified on Schedule 7.13 as being available to be hired by Entercom shall be referred to as the “Exchange Party Available Employees”.  Entercom agrees to make offers for employment to at least ninety-two and one-half percent (92.5%) of the Exchange Party Available

Employees effective as of the LMA Date.  The Exchange Party Available Employees that are offered and accept employment by Entercom shall be referred to as the “Exchange Party Transferred Employees”.  Entercom agrees to identify in writing the Exchange Party Available Employees to which it will offer employment, to be provided to Exchange Party consistent with the terms of this Agreement, on or before the third (3rd) business day before the LMA Date.

(c)           With respect to any Transferred Employee who is party to an employment agreement which is an Entercom Station Contract or an Exchange Party Station Contract, as the case may be, the acquiring party shall assume such employment agreement.  Notwithstanding anything to the contrary in this Agreement or the LMAs, neither party will be obligated to pay severance to employees that are terminated as a result of the transaction contemplated by this Agreement.

(d)           With respect to Transferred Employees, the acquiring party shall be responsible for all compensation and benefits arising after the LMA Date, and the conveying party shall be responsible for all compensation and benefits arising on or prior to the LMA Date.

(e)           Provided that the acquiring party receives an appropriate proration under the LMAs, the acquiring party shall grant credit to each Transferred Employee it hires for all unused vacation accrued as of the LMA Date, and the acquiring party shall assume and discharge all obligations to provide such vacation leave to such Transferred Employees.

(f)            The acquiring party shall permit full-time Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including health insurance plans) and “employee pension benefit plans,” as defined in Section 3(1) and 3(2) of ERISA, respectively, to the extent similarly situated employees of the acquiring party are generally eligible to participate, with coverage effective immediately upon the LMA Date and without any exclusion on account of any pre-existing condition except to the extent they are subject to a pre-existing coverage limitation under their existing coverage; provided, however, that the acquiring party shall only be obligated to offer participation in its employee benefit plans immediately to the conveying party’s employees who are then participating in conveying party’s employee welfare benefit plans and those employees of conveying party that are not currently participating in the conveying party’s employee benefit plans will not be eligible to participate in the acquiring party’s employee benefit plans until the next open enrollment period.  The acquiring party also shall ensure, to the extent permitted by applicable law (including ERISA and the Code) and its plans, that full-time Transferred Employees receive credit under any welfare benefit plan of acquiring party for any deductibles or co-payments paid by Transferred Employees and their spouses and dependents for the current plan year under a plan maintained by the conveying party.  For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any such employee welfare benefit plans (including any severance plans or policies) and defined contribution plans for which Transferred Employees may be eligible after the LMA Date, acquiring party shall ensure, to the extent permitted by applicable law (including ERISA and the Code), that service with conveying party shall be deemed to have been service with acquiring party; provided, however, that with respect to the Exchange Party’s defined contribution plan, such credit for prior service with Entercom will be given only for the purpose of determining when an Entercom Transferred Employee will be deemed to be “vested” in benefits under the plan and not for any other purpose, including, without limitation, for the purpose of determining the amount of any benefit that any Entercom Transferred Employee will receive under the plan.

(g)           The acquiring party shall also permit each Transferred Employee who participates in conveying party’s 401(k) plan to elect to make direct rollovers of their account balances into acquiring party’s 401(k) plan as of the LMA Date, subject to compliance with applicable law and subject to the reasonable requirements of acquiring party’s 401(k) plan administrator.

(h)           From the date hereof until the eighteen (18) month anniversary of the LMA Date, Entercom shall not, and shall cause its Affiliates to not, solicit, hire or attempt to hire for employment any Entercom Transferred Employees, without the prior written consent of the other party, and Entercom shall not otherwise interfere with any Entercom Transferred Employees, except with respect to any Entercom Transferred Employee who has been involuntarily terminated by Exchange Party.  From the date hereof until the eighteen (18) month anniversary of the LMA Date, Exchange Party shall not, and shall cause its Affiliates to not, solicit, hire or attempt to hire for employment any Exchange Party Transferred Employees, or any other Entercom employees based in the Seattle, Washington area, without the prior written consent of the other party, and Exchange Party shall not otherwise interfere with any Exchange Party Transferred Employees or other such employees, except with respect to any Exchange Party Transferred Employee or other such employee who has been involuntarily terminated by Entercom.  Nothing in this Section 10.4(f) shall limit or modify any non-compete agreement to which any Transferred Employee is party.

(i)            For purposes of this Section 10.4, “acquiring party” shall mean a party to this Agreement in its capacity as acquirer of assets, and “conveying party” shall mean a party to this Agreement, or the CBS Parties or Cumulus Parties, in their capacity as transferor of assets, and “Transferred Employees” shall mean the Entercom Transferred Employees and the Exchange Party Transferred Employees, all as the context requires.

(j)            The parties acknowledge that for a period of six months after the LMA Date, employees of Entercom who are currently based at the Entercom’s Eastlake premises and who do not become Transferred Employees shall continue to be based at such facilities, and that notwithstanding any other provision of this Agreement or the LMAs, during such period such employees shall continue to have the use of the space and facilities at the Eastlake premises as is reasonably necessary to perform their duties in accordance with past practice and at locations mutually acceptable to both parties; provided, however that Entercom shall use its reasonable best efforts to relocate Jerry McKenna and Dolores Pizzati to the Met Park location prior to the LMA Date.

10.5         LMA Employees.  Notwithstanding the above, each party may retain at least two employees (as identified in the respective LMAs) for the market in which a station to be assigned under this Agreement is located in order to comply with the employee requirements of the Entercom Station LMA and the Exchange Party Station LMA.

10.6         Estoppel Certificates.  Each party, at its own expense, shall use commercially reasonable efforts to obtain and deliver to the other party at or, as otherwise indicated herein,

before the Closing, written estoppel certificates (the “Estoppel Certificates”), dated as of the Closing Date duly executed by the lessors under the leases for leased Entercom Real Property, with respect to this obligation of Entercom, and under the leases for leased Exchange Party Real Property, with respect to this obligation of Exchange Party, in form and substance reasonably acceptable to the parties.

10.7         Lease/License Agreements.  The parties shall negotiate in good faith and shall enter into, as of the Closing Date, license agreements pursuant to which, subject to any underlying lease, Entercom shall make available to Exchange Party the space at the tower structures and related premises owned by Entercom which are currently occupied by the main and auxiliary antennas and transmitting facilities of station KBSG-FM, which agreements each shall have an initial term of ten (10) years (with one additional renewal term of five years, exercisable at the option of Exchange Party), and at an aggregate license fee of Five Thousand Two Hundred Dollars ($5,200) per month for the main and auxiliary antennas and transmitting facilities, subject to increase based on the Consumer Price Index (“CPI”), with One Thousand Two Hundred Dollars ($1,200) per month being allocated toward the agreement for the Cougar Mountain facilities and Four Thousand Dollars ($4,000) per month being allocated toward the agreement for the Tiger Mountain facilities, and which agreements shall be on such other terms and conditions as are customary for agreements of this type.  The parties also shall negotiate in good faith, and shall enter into as of the Closing Date, the following lease or license agreements, which shall contain terms and conditions customary in the radio broadcast industry: (a) subject to underlying leases, licenses, easements, or other rights, as applicable, a lease, license, or other grant of such rights as are necessary to maintain the current communications links for the Entercom Seattle Stations passing through Met Park, including, without limitation, rights to use the space necessary for microwave, RPU and related equipment that is currently used by the Entercom Seattle Stations and is currently located at Met Park, which lease, license or other grant or agreement shall be at no cost and shall have an initial term of ten (10) years (with one additional renewal term of five years, exercisable at the option of Exchange Party), and (b) subject to underlying leases, licenses, easements, or other rights, as applicable, a lease, license, or other grant of such rights as are necessary to maintain the current communications links on Bay View Hill for the Exchange Party Stations, including, without limitation, rights to use the space necessary for microwave and related equipment that is currently used by the Exchange Party Stations, which lease, license or other grant or agreement shall be at no cost and shall have an initial term of ten (10) years (with one additional renewal term of five years, exercisable at the option of Entercom)  Such agreements shall provide that in the event the lessor or licensor thereunder sells or otherwise transfers its interest in the leased or licensed premises, the successor owner shall assume such lessor or licensor’s obligations thereunder.

10.8         Tax Matters.

(a)           Subject to Section 10.8(c), the parties hereto intend that (i) Entercom’s transfer of the Entercom Station Assets that are held or used in connection with the Entercom Seattle Stations in partial exchange for the Exchange Party Stations Assets be treated by Entercom to the extent possible as a like-kind exchange of property under section 1031 of the Code and the Treasury Regulations promulgated thereunder and (ii) Exchange Party’s transfer of the Exchange Party Stations Assets in partial exchange for the Entercom Station Assets be treated by the Exchange Party to the extent possible as a like-kind exchange of property under section 1031 of the Code and the Treasury Regulations promulgated thereunder.

(b)           Entercom agrees to pay after closing any taxes imposed on Entercom with respect to periods, or portions of periods, that end before the Closing Date to the extent the non-payment of such tax would give rise to a lien or encumbrance for taxes on the Entercom Station Assets in the hands of the Exchange Party after Closing, other than taxes that are subject to a pro-ration adjustment in favor of the Exchange Party and taxes that are the Exchange Party’s responsibility under the LMAs.   Exchange Party agrees to pay after closing any taxes imposed on Exchange Party with respect to periods, or portions of periods, that end before the Closing Date to the extent the non-payment of such tax would give rise to a lien or encumbrance for taxes on the Exchange Party Station Assets in the hands of Entercom after Closing, other than taxes that are subject to a pro-ration adjustment in favor of Entercom and taxes that are Entercom’s responsibility under the LMAs.

(c)           Entercom and Exchange Party agree that they will separately determine the fair market value of the Entercom Station Assets and the Exchange Party Station Assets for tax and financial reporting purposes, including for purposes of Section 1060 of the Code and for purposes of preparing IRS Forms 8824 and 8594, and Entercom and Exchange Party are each permitted to file its tax returns in a manner that is inconsistent with the other party’s determination of the fair market value of such assets.

10.9         Risk of Loss.

(a)           Entercom shall bear the risk of any casualty loss or damage to any of the Entercom Station Assets prior to the Closing, and Exchange Party shall bear such risk on and after the Closing.  In the event of any casualty loss or damage to the Entercom Station Assets prior to the Closing, Entercom shall be responsible for repairing or replacing (as appropriate under the circumstances) any lost or damaged Entercom Station Asset (the “Entercom Damaged Asset” ) unless such Entercom Damaged Asset was obsolete and unnecessary for the continued operation of the Entercom Stations consistent with Entercom’s past practices and the Entercom FCC Licenses.  If Entercom is unable to repair or replace an Entercom Damaged Asset by the date on which the Closing would otherwise occur under this Agreement, then the Closing Date shall be extended until such repair or replacement is completed.  Notwithstanding the foregoing, if the reasonably estimated cost of such repair or replacement exceeds Two Million Dollars ($2,000,000), either party may terminate this Agreement by written notice to the other party.

(b)           Exchange Party shall bear the risk of any casualty loss or damage to any of the Exchange Party Station Assets prior to the Closing, and Entercom shall bear such risk on and after the Closing.  In the event of any casualty loss or damage to the Entercom Station Assets prior to the Closing, Exchange Party shall be responsible for repairing or replacing (as appropriate under the circumstances) any lost or damaged Exchange Party Station Asset (the “Exchange Party Damaged Asset” ) unless such Exchange Party Damaged Asset was obsolete and unnecessary for the continued operation of the Exchange Party Stations consistent with Exchange Party’s past practices and the Exchange Party FCC Licenses.  If Exchange Party is unable to repair or replace an Exchange Party Damaged Asset by the date on which the Closing would otherwise occur under this Agreement, then the Closing Date shall be extended until such repair or replacement is completed.  Notwithstanding the foregoing, if the reasonably estimated cost of such repair or replacement exceeds Two Million Dollars ($2,000,000), either party may terminate this Agreement by written notice to the other party.

10.10       Cooperation Relative to Accounts Receivable.

(a)           Subject to the provisions of the LMAs, following the Closing Date, each of Entercom and Exchange Party shall (i) assist the other party in the collection of the accounts receivable for a period of one-hundred twenty (120) days from the Closing Date, and (ii) endorse (without recourse) and deliver to the other party, no less often than the fifteenth (15th) day of each month following the Closing Date (each, a “Turnover Date”), any checks or other instruments payable to the other party that are received on the accounts receivable.  Neither party shall be obligated to institute litigation, employ any collection agency, legal counsel or other third party, or take any extraordinary means of collection.  In its collection efforts, neither party shall be liable to the other party for any loss, claim, expense or liability arising in connection with its collection activities except for willful malfeasance or gross negligence.  Notwithstanding any other provision of this Section 10.10, Exchange Party acknowledges that payments with respect to certain Entercom Accounts Receivable of the Entercom Seattle Stations are made directly to an Entercom account, and Exchange Party will take no action to collect such Entercom Accounts Receivable.

(b)           Entercom hereby agrees and acknowledges (i) that the Exchange Party accounts receivable (“Exchange Party Accounts Receivable”) are solely the property of Exchange Party, (ii) that all payments received by Entercom on account of the Exchange Party Accounts Receivable shall be held in trust for the benefit of Exchange Party, (iii) that payments received from customers of Entercom that owe payments to Entercom and also owe payments to Exchange Party shall be applied first and to the full extent to the Exchange Party Accounts Receivable (unless otherwise specified in good faith by the payor), and (iv) that all such payments shall be delivered to Exchange Party, together with any necessary endorsements (without recourse) thereon, on each Turnover Date.  To the extent that Exchange Party has not received payment on any Accounts Receivable as of the one-hundred twentieth (120th) day following the Closing Date, Entercom shall have no further obligations or right to collect the Accounts Receivable, unless otherwise agreed upon by Exchange Party and Entercom, and Entercom shall promptly return any and all documentation related to the Accounts Receivable to Exchange Party.

(c)           Exchange Party hereby agrees and acknowledges (i) that the Entercom accounts receivable (“Entercom Accounts Receivable”) are solely the property of Entercom, (ii) that all payments received by Exchange Party on account of the Entercom Accounts Receivable shall be held in trust for the benefit of Entercom, (iii) that payments received from customers of Exchange Party that owe payments to Exchange Party and also owe payments to Entercom shall be applied first and to the full extent to the Entercom Accounts Receivable (unless otherwise specified in good faith by the payor), and (iv) that all such payments shall be delivered to Entercom, together with any necessary endorsements (without recourse) thereon, on each Turnover Date.  To the extent that Entercom has not received payment on any Accounts Receivable as of the one-hundred twentieth (120th) day following the Closing Date, Exchange Party shall have no further obligations or right to collect the Accounts Receivable, unless otherwise agreed upon by Entercom and Exchange Party, and Exchange Party shall promptly return any and all documentation related to the Accounts Receivable to Entercom.

10.11       Schedules.

(a)           Each party will use its commercially reasonable efforts to promptly supplement or amend its schedules hereto with respect to any matter arising after the date of this Agreement that would have been required to be set forth or described in a schedule or that is necessary to correct any information in a schedule or in any representation or warranty; provided that if the other party fails to object within fifteen (15) days after receipt of such supplement or amendment, such other party shall be deemed to have waived its rights to object to such proposed supplement or amendment.  If such other party makes a timely objection pursuant to this Section 10.11, any such proposed supplement or amendment will not be permitted, except as thereafter mutually agreed; provided, however, that any such objection must be made in good faith, set forth in writing and based on the fact that such supplement or amendment (a) is not primarily related to the ordinary course of business of the station(s) involved, (b) would have a material adverse effect on the business of the station(s) involved, and/or (c) is not consistent with past practices.

(b)           Within three weeks following execution of this Agreement (the “Schedule Amendment Deadline”), if Entercom identifies any additional contracts (“Entercom Additional Contracts”) relating to the operation of the Entercom Stations that it concludes should have been listed on Schedule 1.1(c), Entercom shall so notify Exchange Party and provide Exchange Party with a copy of such Entercom Additional Contracts.  Exchange Party shall be deemed to have waived its rights to object to such proposed supplement or amendment unless it disputes such supplement or amendment in accordance with the terms of Section 10.11(d) of this Agreement; provided, however, that any such objection must be made in good faith, set forth in writing and based on the fact that such supplement or amendment (a) is not primarily related to the ordinary course of business of the station(s) involved, (b) would have a material adverse effect on the business of the station(s) involved, and/or (c) is not consistent with past practices.  Absent such objection, the identified Entercom Additional Contract will be deemed an Entercom Station Contract and assigned to and assumed by Exchange Party as of the Closing Date, provided that such assumption shall only be to the same extent as provided in Section 1.1(c) for contracts and agreements identified on Schedule 1.1(c) hereto.

(c)           On or before the Schedule Amendment Deadline, if Exchange Party identifies any additional contracts (“Exchange Party Additional Contracts”) relating to the operation of the Exchange Party Stations that it concludes should have been listed on Schedule 1.3(c), Exchange Party shall so notify Entercom and provide Entercom with a copy of such Exchange Party Additional Contracts.  Entercom shall be deemed to have waived its rights to object to such proposed supplement or amendment unless it disputes such supplement or amendment in accordance with the terms of Section 10.11(d) of this Agreement; provided, however, that any such objection must be made in good faith, set forth in writing and based on the fact that such supplement or amendment (a) is not primarily related to the ordinary course of business of the station(s) involved, (b) would have a material adverse effect on the business of the station(s) involved, and/or (c) is not consistent with past practices.  Absent such objection, the identified Exchange Party Additional Contract will be deemed an Exchange Party  Station

Contract and assigned to and assumed by Entercom as of the Closing Date, provided that such assumption shall only be to the same extent as provided in Section 1.3(c) for contracts and agreements identified on Schedule 1.3(c) hereto.

(d)           In the event that the parties have a dispute over the amendment of any of the Schedules pursuant to Sections 10.11(a), (b) or (c) above, the parties will first attempt in good faith to resolve such dispute promptly through informed discussions between the general counsels and/or chief financial officers of Entercom and Exchange Party.  Any dispute not so resolved shall be resolved pursuant to discussions between the chief executive officers of Entercom and Exchange Party.

10.12       FCC Authorizations.  Each party will promptly take any necessary actions to resolve and correct any discrepancies, inaccuracies or problems with respect to any of the Entercom FCC Licenses or the Exchange Party FCC Licenses, respectively, at such party’s sole expense.

ARTICLE 11

CONDITIONS OF CLOSING BY ENTERCOM

The obligations of Entercom hereunder are, at its option, subject to satisfaction, at or prior to Closing, of each of the following conditions:

11.1         Representations, Warranties and Covenants.  (a) The representations and warranties of Exchange Party made in this Agreement shall be true and correct in all material respects as of the Closing Date except for (i) those representations and warranties already subject to a materiality qualification and, in that event, the representation and warranty shall be true and correct in all respects, and (ii) changes permitted or contemplated by the terms of this Agreement, and (b) the covenants and agreements to be complied with and performed by Exchange Party at or prior to Closing shall have been complied with or performed in all material respects.  Entercom shall have received a certificate dated as of the Closing Date from Exchange Party, executed by an authorized officer of Exchange Party on behalf of Exchange Party to the effect that the conditions set forth in this Section 11.1 have been satisfied.

11.2         Governmental Consents.  The FCC Consent shall have been obtained and shall have become a Final Order; provided that the condition as to a Final Order shall not apply (i) if no filing shall have been made with the FCC by any third party that pertains to or becomes associated with the FCC Application, or (ii) if any such filing shall have been made, then if, in the reasonable opinion of Entercom’s FCC counsel, the objection set forth in the filing would not reasonably be expected to result in a denial of the FCC Consent or a designation for hearing of the FCC Application.  The waiting period under the HSR Act shall have expired or been terminated.  No court or governmental order prohibiting the Closing shall be in effect.  In the event that the parties close without the FCC Consent becoming a Final Order and the FCC or a court subsequently rescinds the FCC Consent, and such rescission becomes a Final Order, the parties agree to cooperate with each other and to use their best efforts to bring about, to the maximum extent possible, the fair and equitable restoration of each of the parties to its position prior to execution of this Agreement.

11.3         Required Consents.  Entercom shall have received all of the consents (to the extent consent is required for assignment of such Station Contracts) to the assignment of all Exchange Party Station Contracts marked as “Material Contracts” on Schedule 1.3(f).

11.4         Other Documents.  Entercom shall have received the documents specified in Section 14.2 hereof and such other documents as Entercom shall reasonably request to consummate the transactions contemplated by this Agreement.

11.5         CBS Agreement and Cumulus Agreement.  The transactions contemplated by each of the CBS Agreement and the Cumulus Agreement shall have been consummated.

11.6         San Bruno Lease Renewal.  Exchange Party shall have entered into a lease renewal for the KMAX-FM transmitter site facilities at San Bruno at a fair market lease rate and at a fair market term, both as determined by Exchange Party in its reasonable discretion.  Exchange Party agrees that Entercom shall be permitted to participate in the negotiations for such lease renewal with the landlord of San Bruno, and Entercom and Exchange Party shall use their respective reasonable best efforts to cause this condition to have been satisfied by the date which otherwise would be the Closing Date.

ARTICLE 12

CONDITIONS OF CLOSING BY EXCHANGE PARTY

The obligations of Exchange Party hereunder are, at its option, subject to satisfaction, at or prior to Closing, of each of the following conditions:

12.1         Representations, Warranties and Covenants.  (a) The representations and warranties of Entercom made in this Agreement shall be true and correct in all material respects as of the Closing Date except for (i) those representations and warranties already subject to a materiality qualification, and, in that event, the representation and warranty shall be true and correct in all respects, and (ii) changes permitted or contemplated by the terms of this Agreement, and (b) the covenants and agreements to be complied with and performed by Entercom at or prior to Closing shall have been complied with or performed in all material respects.  Exchange Party shall have received a certificate dated as of the Closing Date from Entercom, executed by an authorized officer of Entercom on behalf of Entercom, to the effect that the conditions set forth in this Section 12.1 and Section 12.5 have been satisfied.

12.2         Governmental Consents.  The FCC Consent shall have been obtained and shall have become a Final Order; provided that the condition as to a Final Order shall not apply (i) if no filing shall have been made with the FCC by any third party that pertains to or becomes associated with the FCC Application, or (ii) if any such filing shall have been made, then if, in the reasonable opinion of Exchange Party’s FCC counsel, the objection set forth in the filing would not reasonably be expected to result in a denial of the FCC Consent or a designation for hearing of the FCC Application.  The waiting period under the HSR Act shall have expired or been terminated.  No court or governmental order prohibiting Closing shall be in effect.  In the event that the parties close without the FCC Consent becoming a Final Order and the FCC or a court subsequently rescinds the FCC Consent, and such rescission becomes a Final Order, the parties agree to cooperate with each other and to use their best efforts to bring about, to the maximum extent possible, the fair and equitable restoration of each of the parties to its position prior to execution of this Agreement.

12.3         Required Consents.  Exchange Party shall have received all of the consents (to the extent consent is required for assignment of such Station Contracts) to the assignment of all Entercom Station Contracts marked as “Material Contracts” on Schedule 1.1(f).

12.4         Other Documents.  Exchange Party shall have received the documents specified in Section 14.1 hereof and such other documents as Exchange Party shall reasonably request to consummate the transactions contemplated by this Agreement.

12.5         CBS Agreement and Cumulus Agreement.  The transactions contemplated by each of the CBS Agreement and the Cumulus Agreement shall have been consummated in accordance with the terms of such Agreements, and Entercom shall not have waived any of its rights under, or amended in any manner, either of the CBS Agreement or the Cumulus Agreement, and there shall have been no breach by the CBS Parties or Cumulus Parties thereunder, except for waivers, amendments or breaches that do not have a material adverse effect on Exchange Party, Exchange Party’s rights under this Agreement or any of the Entercom Stations Assets being acquired hereunder.

12.6         BHC Agreement.  The transactions contemplated by the BHC Agreement shall have been consummated.

12.7         Queen Anne Easement Renewal.  Entercom shall have entered into a renewal of the easement agreement between KIRO-TV Inc. and Entercom for the Queen Anne site at no charge and at a fair market term, as determined by Entercom in its reasonable discretion.  Entercom agrees that Exchange Party shall be permitted to participate in the negotiations for such renewal with KIRO-TV Inc., and Entercom and Exchange Party shall use their respective reasonable best efforts to cause this condition to have been satisfied by the date which otherwise would be the Closing Date.

ARTICLE 13

EXPENSES

13.1         Expenses.  Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement, except (i) all recordation, transfer and documentary taxes, fees and charges, and any excise, sales or use taxes, applicable to the transactions contemplated by this Agreement shall be paid equally by Entercom and Exchange Party, (ii) all FCC filing fees and filing fees under the HSR Act shall be paid equally by Entercom and Exchange Party, and (iii) as otherwise specified in this Agreement.

ARTICLE 14

ITEMS TO BE DELIVERED AT CLOSING

14.1         Entercom’s Deliveries.  At Closing, Entercom shall deliver or cause to be delivered to Exchange Party:

(a)           certified copies of resolutions authorizing its execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

(b)           the certificate described in Section 12.1;

(c)           such bills of sale, assignments, special warranty deeds, documents of title and other instruments of conveyance, assignment and transfer as may be necessary to convey, transfer and assign the Entercom Station Assets to Exchange Party, free and clear of Liens, except for Permitted Liens; and

(d)           such documents and instruments of assumption as may be necessary to assume the Entercom Assumed Obligations.

14.2         Exchange Party’s Deliveries.  At Closing, Exchange Party shall deliver or cause to be delivered to Entercom:

(a)           the certified copies of resolutions authorizing its execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

(b)           the certificate described in Section 11.1;

(c)           such bills of sale, assignments, documents of title and other instruments of conveyance, assignment and transfer as may be necessary to convey, transfer and assign the Exchange Party Station Assets to Entercom, free and clear of Liens, except for Permitted Liens; and

(d)           such documents and instruments of assumption as may be necessary to assume the Entercom Assumed Obligations.

ARTICLE 15

SURVIVAL; INDEMNIFICATION.

15.1         Survival.  The representations, warranties, indemnities, covenants and agreements of each of the parties hereto shall survive for a period of eighteen (18) months following the Closing; provided, however, that the representations and warranties made in Sections 6.12 and 7.12, shall survive for five years after the Closing.

15.2         Indemnification.

(a)           From and after the Closing, Entercom shall defend, indemnify and hold harmless Exchange Party from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”) incurred by Exchange Party arising out of or resulting from:  (i) any breach or default by Entercom under this Agreement; (ii) the Entercom Retained Obligations or the business or operation of the Entercom Station before Closing; or (iii) the Entercom Assumed Obligations or the business or operation of the Exchange Party Station after Closing; provided, however, that, except for the items in (ii) and (iii) above (which shall not be subject to such limitations), (y) Entercom shall have no liability for breach of representations and warranties to Exchange Party hereunder until, and only to the extent that, Exchange Party’s aggregate Damages exceed Two Hundred Fifty Thousand Dollars ($250,000.00) and (z) the maximum liability of Entercom hereunder shall be Three Million Dollars ($3,000,000); provided, however, that the limits set forth in (y) and (z) shall not apply to any Damages arising from a breach by Entercom of the representations in the second sentence of Section 6.7(a), the first sentence of Section 6.8, or Section 6.13(c).

(b)           From and after the Closing, Exchange Party shall defend, indemnify and hold harmless Entercom from and against any and all Damages incurred by Entercom arising out of or resulting from: (i) any breach or default by Exchange Party under this Agreement; (ii) the Exchange Party Retained Obligations or the business or operation of the Exchange Party Station before Closing or (iii) the Exchange Party Assumed Obligations or the business or operation of the Entercom Station after Closing; provided, however, that, except for the except for the items in (ii) and (iii) above (which shall not be subject to such limitations), (y) Exchange Party shall have no liability for breaches of representations and warranties to Entercom hereunder until, and only to the extent that, Entercom’s aggregate Damages exceed Two Hundred Fifty Thousand Dollars ($250,000.00) and (z) the maximum liability of Exchange Party hereunder shall be Three Million Dollars ($3,000,000.00); provided, however, that the limits set forth in (y) and (z) shall not apply to any Damages arising from a breach by Exchange Party of the representations in the second sentence of Section 7.7(a), the first sentence of Section 7.8, or Section 7.13(c).

(c)           In no event shall Damages include punitive damages, consequential damages or speculative losses.

15.3         Procedures.  The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s right to indemnification and the indemnifying party’s obligation to indemnify as set forth in this Agreement, except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced.  The obligations and liabilities of the parties with respect to any Claim shall be subject to the following additional terms and conditions:

(a)           The indemnifying party shall have the right to undertake, by counsel or other representatives of its own reasonable choosing, the defense or opposition to such Claim.

(b)           In the event that the indemnifying party shall elect not to undertake such defense or opposition, or, within twenty (20) days after written notice (which shall include sufficient description of background information explaining the basis for such Claim) of any such Claim from the indemnified party, the indemnifying party shall fail to undertake to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

(c)           Anything herein to the contrary notwithstanding: (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (ii) the indemnifying party shall not, without the indemnified party’s written consent (which shall not be unreasonably withheld, conditioned or delayed), settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim; and (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

(d)           All claims not disputed shall be paid by the indemnifying party within thirty (30) days after receiving notice of the Claim.  “Disputed Claims” shall mean claims for Damages by an indemnified party which the indemnifying party objects to in writing within thirty (30) days after receiving notice of the Claim.  In the event there is a Disputed Claim with respect to any Damages, the indemnifying party shall be required to pay the indemnified party the amount of such Damages for which the indemnifying party has, pursuant to a final determination, been found liable within ten (10) days after there is a final determination with respect to such Disputed Claim.  A final determination of a Disputed Claim shall be (i) a judgment of any court determining the validity of a Disputed Claim, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed; (ii) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award and if the time within which to move to set aside such award has elapsed; (iii) a written termination of the dispute with respect to such claim signed by the parties thereto or their attorneys; (iv) a written acknowledgment of the indemnifying party that it no longer disputes the validity of such claim; or (v) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.  No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

15.4         Exclusive Remedy.  The right to indemnification, defense, hold harmless, payment or reimbursement hereunder will be the exclusive remedy of any party after the Closing in connection with any breach by an other party of its representations, warranties, covenants or agreements, other than an exercise of the remedies provided under Section 16.2.

ARTICLE 16

TERMINATION

16.1         Termination.  This Agreement may be terminated at any time prior to Closing as follows:

(a)           by mutual written consent of Entercom and Exchange Party;

(b)           by written notice of Entercom to Exchange Party if Exchange Party breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period (defined below);

(c)           by written notice of Exchange Party to Entercom if Entercom breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period (defined below);

(d)           by written notice of either party to the other if the FCC denies the FCC Application or designates any of those applications for evidentiary hearing;

(e)           by written notice of Entercom to Exchange Party, or Exchange Party to Entercom, if the Closing shall not have been consummated on or before June 15, 2008;

(f)            by written notice of Entercom to Exchange Party, or Exchange Party to Entercom, if the CBS Agreement or the Cumulus Agreement is terminated; or

(g)           as provided in Section 10.9.

The term “Cure Period” as used herein means a period commencing the date a party receives from the other party written notice of breach or default hereunder and continuing until thirty (30) days thereafter; provided, however, that if the breach or default cannot reasonably be cured within such period but can be cured, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but in no event shall the Cure Period continue past the thirtieth (30th) day after the date on which the FCC Consent or the FCC Consent becomes a Final Order (but in no event shall the Cure Period affect a party’s right to terminate this Agreement under Section 16.1(e)).  Except as set forth below, the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination.  Notwithstanding anything contained herein to the contrary, Section 13.1 shall survive any termination of this Agreement.

16.2         Remedies.  The parties recognize that if either party refuses to consummate the Closing pursuant to the provisions of this Agreement or either party otherwise breaches or defaults such that the Closing has not occurred (“Breaching Party”), monetary damages alone will not be adequate to compensate the non-breaching party (“Non-Breaching Party”) for its injury.  Such Non-Breaching Party shall therefore be entitled to obtain specific performance of the terms of this Agreement in lieu of (without posting bond or other security), and not in addition to, any other remedies, including but not limited to monetary damages, that may be available to it.  If any action is brought by the Non-Breaching Party to enforce this Agreement, the Breaching Party shall waive the defense that there is an adequate remedy at law.  In the event of a default by the Breaching Party which results in the filing of a lawsuit for damages, specific performance, or other remedy, the Non-Breaching Party shall be entitled to reimbursement by the Breaching Party of reasonable legal fees and expenses incurred by the Non-Breaching Party, provided that the Non-Breaching Party is successful in such lawsuit.

ARTICLE 17

MISCELLANEOUS PROVISIONS

17.1         Further Assurances.  After the Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to exchange assets and assume obligations as contemplated by this Agreement.

17.2         Assignment.  Neither party may assign this Agreement without the prior written consent of the other party hereto, except that either party may assign its rights under this Agreement to one or more wholly-owned subsidiaries of such party upon written notice to the other party and without consent from the other party.  With respect to any permitted assignment, the parties shall take all such actions as are reasonably necessary to effectuate such assignment, including but not limited to cooperating in any appropriate filings with the FCC or other governmental authorities.  All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto.

17.3         Amendments.  No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

17.4         Headings.  The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

17.5         Governing Law.  The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.

17.6         Notices.  Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile or email, and shall be deemed to have been received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when delivered by facsimile transmission or email, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Entercom:	Entercom Communications Corp.
401 City Avenue, Suite 809
Bala Cynwyd, PA 19004
Attention: David J. Field
Facsimile: (610) 660-5661
Email: dfield@entercom.com

with a copy (which shall not
constitute notice) to:	Entercom Communications Corp.
401 City Avenue, Suite 809
Bala Cynwid, PA 19004
Attention: John C. Donlevie, Esq.
Facsimile: (610) 660-5641
Email: jdonlevie@entercom.com

and	Latham & Watkins LLP
555 11th Street, NW
Washington, D.C. 20004
Attention: David D. Burns, Esq.
Facsimile: (202) 637-2201
Email: david.burns@lw.com

if to Exchange Party:
Bonneville International Corporation
55 North Third West, 8th Floor
Salt Lake City, UT 84180
Attention: Bruce T. Reese
Facsimile: (801) 575-7567
Email: breese@bonneville.com

with a copy (which shall not
constitute notice) to:	Bonneville International Corporation
55 North Third West, 8th Floor
Salt Lake City, UT 84180
Attention: David Redd
Facsimile: (801) 575-7509
Email: dredd@bonneville.com

17.7         Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

17.8         No Third Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

17.9         Severability.  The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law or government regulation by any court or other governmental authority of competent jurisdiction, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

17.10       Entire Agreement.  This Agreement and the documents referenced herein embody the entire agreement and understanding of the parties hereto and supersede any and all prior and contemporaneous agreements, arrangements and understandings relating to the matters provided for herein.  This Agreement does not supersede any confidentiality agreement relating to the Entercom Stations or the Exchange Party Stations.

17.11       Direct Assignment of Entercom Station Assets.  Exchange Party acknowledges that Entercom does not currently own certain of the Entercom Station Assets, but has agreed to acquire those Entercom Station Assets pursuant to the CBS Agreement and the Cumulus Agreement.  Exchange Party agrees, if so requested by Entercom, to cooperate in the direct assignment from the CBS Parties and/or the Cumulus Parties to Exchange Party of such Entercom Station Assets; provided that such a direct assignment is reasonably practicable and would not materially delay the Closing, and would not, adversely affect the rights, protections and benefits it would otherwise receive if the transaction were consummated as contemplated by this Agreement.

17.12       Exchange Party’s Sale of KOIT (AM).  Pursuant to the AIM Transaction, Exchange Party has agreed to sell and AIM has agreed to purchase the FCC licenses related to KOIT (AM), San Francisco, California, and certain assets relating directly to KOIT (AM), including the transmitter building, transmitter tower and the underlying real property (the “KOIT (AM) Facility”); provided, however, that Exchange Party will not be conveying to AIM and AIM will not be acquiring any of the intellectual property associated with the KOIT call sign.  Entercom hereby acknowledges that Exchange Party will not be selling, conveying or transferring any of the KOIT (AM) assets listed on Schedule 1.4(p) to Entercom.

ARTICLE 18

DEFINITIONS

18.1         Defined Terms.  Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” shall mean, with respect to a specified Person, a Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, the Person specified.

“Agreement” shall mean this Asset Exchange Agreement, including the exhibits and schedules hereto.

“AIM” shall have the meaning set forth in Section 1.4(p).

“Aim Transaction” shall have the meaning set forth in Section 1.4(p).

“Assignment” shall have the meaning set forth in Section 5.1(a).

“BHC” shall have the meaning set forth in the recitals to this Agreement.

“BHC Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Breaching Party” shall have the meaning set forth in Section 16.2.

“Cash Consideration” shall have the meaning set forth in Section 1.5.

“CBS Agreement” shall have the meaning set forth in the recitals to this Agreement.

“CBS Closing Date” shall have the meaning set forth in Section 9.1.

“CBS Parties” shall have the meaning set forth in the recitals to this Agreement.

“Claim” shall have the meaning set forth in Section 15.3.

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall have the meaning set forth in Section 4.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

“Communications Act” shall have the meaning set forth in Section 6.7(c).

“Contaminant”  shall mean and include any pollutant, contaminant, hazardous material (as defined in any of the Environmental Laws), toxic substances (as defined in any of the Environmental Laws), asbestos or asbestos containing material, urea formaldehyde, polychlorinated biphenyls, regulated substances and wastes, radioactive materials, and petroleum or petroleum by-products, including crude oil or any fraction thereof, except that “Contaminant” shall not include small quantities of maintenance, cleaning and emergency generator fuel supplies customary for the operation of radio stations and maintained in compliance with all Environmental Laws in the ordinary course of business.

“CPA” shall have the meaning set forth in Section 3.1(f).

“CPI” shall have the meaning set forth in Section 10.7.

“Cumulus Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Cumulus Closing Date” shall have the meaning set forth in Section 9.1.

“Cumulus Parties” shall have the meaning set forth in the recitals to this Agreement.

“Cure Period” shall have the meaning set forth in Section 16.1.

“Damages” shall have the meaning set forth in Section 15.2(a).

“Disapproved Matters” shall have the meaning set forth in Section 9.3(d).

“Disputed Claims” shall have the meaning set forth in Section 15.3(d).

“DOJ” shall have the meaning set forth in Section 6.3.

“Effective Time” shall have the meaning set forth in Section 3.1(a).

“Entercom” shall have the meaning set forth in the preamble of this Agreement.

“Entercom Accounts Receivable” shall have the meaning set forth in Section 10.10(c).

“Entercom Additional Contracts” shall have the meaning set forth in Section 10.11(b).

“Entercom Ancillary Agreement” shall have the meaning set forth in Section 6.2(a).

“Entercom Assumed Obligations” shall have the meaning set forth in Section 2.1.

“Entercom Available Employees” shall have the meaning set forth in Section 10.4(a).

“Entercom Cincinnati” shall have the meaning set forth in the preamble of this Agreement.

“Entercom Cincinnati Stations” shall have the meaning set forth in the recitals to this Agreement.

“Entercom Damaged Asset” shall have the meaning set forth in Section 10.9(a).

“Entercom Dedicated Employees” shall have the meaning set forth in Section 10.4(a).

“Entercom Employees” shall have the meaning set forth in Section 6.13(a).

“Entercom Excluded Assets” shall have the meaning set forth in Section 1.2.

“Entercom FCC Licenses” shall have the meaning set forth in Section 1.1(a).

“Entercom Intangible Property” shall have the meaning set forth in Section 1.1(d).

“Entercom Real Property” shall have the meaning set forth in Section 1.1(f).

“Entercom Reference Financial Statements” shall have the meaning set forth in Section 6.6.

“Entercom Reference Stations” shall have the meaning set forth in Section 6.6.

“Entercom Retained Obligations” shall have the meaning set forth in Section 2.4.

“Entercom Seattle” shall have the meaning set forth in the preamble of this Agreement.

“Entercom Seattle Stations” shall have the meaning set forth in the recitals to this Agreement.

“Entercom Shared Employees” shall have the meaning set forth in Section 10.4(a).

“Entercom Stations” shall have the meaning set forth in the recitals to this Agreement.

“Entercom Station Assets” shall have the meaning set forth in Section 1.1.

“Entercom Station Contracts” shall have the meaning set forth in Section 1.1(c).

“Entercom Station LMA” shall have the meaning set forth in Section 1.6(a).

“Entercom Tangible Personal Property” shall have the meaning set forth in Section 1.1(b).

“Entercom Transferred Employees” shall have the meaning set forth in Section 10.4(a).

“Environmental Laws” shall have the meaning set forth in Section 6.12(a) and Section 7.12.

“Estoppel Certificates” shall have the meaning set forth in Section 10.6.

“Exchange Party” shall have the meaning set forth in the preamble of this Agreement.

“Exchange Party Accounts Receivable” shall have the meaning set forth in Section 10.10(b).

“Exchange Party Additional Contracts” shall have the meaning set forth in Section 10.11(c).

“Exchange Party Ancillary Agreements” shall have the meaning set forth in Section 7.2(a).

“Exchange Party Assumed Obligations” shall have the meaning set forth in Section 2.3.

“Exchange Party Available Employees” shall have the meaning set forth in Section 10.4(b).

“Exchange Party Damaged Asset” shall have the meaning set forth in Section 10.9(b).

“Exchange Party Employees” shall have the meaning set forth in Section 7.13(a).

“Exchange Party Excluded Assets” shall have the meaning set forth in Section 1.4.

“Exchange Party FCC Licenses” shall have the meaning set forth in Section 1.3(a).

“Exchange Party Intangible Property” shall have the meaning set forth in Section 1.3(d).

“Exchange Party Real Property” shall have the meaning set forth in Section 1.3(f).

“Exchange Party Reference Financial Statements” shall have the meaning set forth in Section 7.6.

“Exchange Party Retained Obligations” shall have the meaning set forth in Section 2.2.

“Exchange Party Stations” shall have the meaning set forth in the recitals to this Agreement.

“Exchange Party Station Assets” shall have the meaning set forth in Section 1.3.

“Exchange Party Station Contracts” shall have the meaning set forth in Section 1.3(c).

“Exchange Party Station LMA” shall have the meaning set forth in Section 1.6(b).

“Exchange Party Tangible Personal Property” shall have the meaning set forth in Section 1.3(b).

“Exchange Party Transferred Employees” shall have the meaning set forth in Section 10.4(b).

“FCC” shall have the meaning set forth in the recitals to this Agreement.

“FCC Application” shall have the meaning set forth in Section 5.1(a).

“FCC Consent” shall have the meaning set forth in Section 5.1(a).

“FEMA” shall have the meaning set forth in Section 9.3(e).

“Final Order” means an action by the FCC (a) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, (b) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending, and (c) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.

“FTC” shall have the meaning set forth in Section 6.3.

“GAAP” shall have the meaning set forth in Section 3.1(a).

“HSR Act” shall have the meaning set forth in Section 5.3.

“Knowledge,” “known to,” or similar terms shall refer to (i) with respect to Exchange Party, from the date of this Agreement until the date public announcement of the transactions contemplated hereby is made (the “Announcement Date”), the actual knowledge of Exchange Party’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Corporate Vice President of Engineering, General Counsel or Corporate Vice President of Human Resources, and after the Announcement Date shall include, in addition, the actual knowledge of the General Managers of each of the Exchange Party Stations, and (ii) with respect to Entercom,  from the date of this Agreement until the Announcement Date, the actual knowledge of Entercom Communications Corporation’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Corporate Vice President of Engineering, General Counsel or Corporate Vice President of Human Resources, and after the Announcement Date shall include, in addition, the actual knowledge of the Entercom-employed General Managers of each of the Entercom Stations.

“KOIT (AM) Facility” shall have the meaning set forth in Section 17.12.

“Liens” shall have the meaning set forth in Section 1.1.

“LMAs” shall have the meaning set forth in Section 1.6(b).

“LMA Date” shall have the meaning set forth in Section 1.6(a).

“Non-Breaching Party” shall have the meaning set forth in Section 16.2.

“Payment Date” shall have the meaning set forth in Section 3.1(f).

“Permitted Liens” means, as to any property or asset, Liens for taxes, assessments and other governmental charges not yet due and payable; (i) in the case of real property, zoning laws and ordinances and similar laws that are not violated by any existing improvement or that do not prohibit the use of real property as currently used; (ii) any right reserved to any governmental authority to regulate the affected property (including restrictions stated in the permits); (iii) in the case of any leased asset, (1) the rights of any lessor under the applicable lease agreement or any Lien granted by any lessor and (2) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property; (iv) in the case of real property, easements, rights of way, restrictive covenants and other encumbrances, encroachments or other similar matters of record affecting title that do not materially adversely affect title to the property subject thereto or impair the continued use of the property as currently used; (v) inchoate materialmen’s, mechanics’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business, which Liens are released at or prior to Closing, are the subject of a proration under this Agreement or the LMAs, or relate to Entercom Retained Obligations or Exchange Party Retained Obligations, as the case may be, and will not encumber the Entercom Station Assets or the Exchange Party Station Assets after the Closing; and (vi) in the case of real property, any state of facts an accurate survey would show, provided same does not render title unmarketable, materially decrease the value of the property, constitute a lack of reasonable access, or prevent the real property from being utilized in substantially the same manner currently used.

“Person” shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

“Schedule Amendment Deadline” shall have the meaning set forth in Section 10.11(b).

“Seattle Preliminary Title Report” shall have the meaning set forth in Section 9.3(d).

“Seattle Real Property” shall have the meaning set forth in Section 6.11(b).

“Seattle Survey” shall have the meaning set forth in Section 9.3(d).

“Turnover Date” shall have the meaning set forth in Section 10.10(a).

“WFTK Gross Revenues” shall have the meaning set forth in Section 6.6.

18.2         Terms Generally.  The term “or” is disjunctive; the term “and” is conjunctive.  The term “shall” is mandatory; the term “may” is permissive.  Masculine terms apply to females; feminine terms apply to males.  The term “include,” “includes” or “including” is by way of example and not limitation.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO ASSET EXCHANGE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ENTERCOM CINCINNATI, LLC

By:
Name:
Title:

ENTERCOM CINCINNATI LICENSE, LLC

By:
Name:
Title:

ENTERCOM SEATTLE, LLC

By:
Name:
Title:

ENTERCOM SEATTLE LICENSE, LLC

By:
Name:
Title:

BONNEVILLE INTERNATIONAL CORPORATION

By:
Name:
Title:

Schedules:

Schedule	Description

1.1(a)	Entercom FCC Licenses

1.1(b)	Entercom Station Assets

1.1(c)	Entercom Station Contracts

1.1(d)	Entercom Intangible Property

1.1(f)	Entercom Real Property

1.2(q)	CBS/Cumulus Excluded Assets

1.2(r)	Entercom Excluded Assets

1.3(a)	Exchange Party FCC Licenses

1.3(b)	Exchange Party Station Assets

1.3(c)	Exchange Party Station Contracts

1.3(d)	Exchange Party Intangible Property

1.3(f)	Exchange Party Real Property

1.4(p)	KOIT (AM) Assets Excluded from Exchange

1.4(q)	Exchange Party Excluded Assets

6.4	Noncontravention (Entercom)

6.5	Absence of Litigation (Entercom)

6.8	Tangible Personal Property (Entercom)

6.11(a)	Owned/Leased Real Property (Entercom)

6.11(b)	Seattle Real Property Permitted Liens (Entercom)

6.11(c)	Seattle Real Property Used in Operation of the Entercom Stations (Entercom)

6.12	Environmental (Entercom)

6.13	Employees (Entercom)

6.13(b)	Transferred Employees (Entercom)

6.14	Compliance with Laws (Entercom)

6.16	Finders (Entercom)

6.17	Title to Station Assets (Entercom)

7.4	Noncontravention (Exchange Party)

7.5	Absence of Litigation (Exchange Party)

7.8	Tangible Personal Property (Exchange Party)

7.11	Real Property (Exchange Party)

7.12	Environmental (Exchange Party)

7.13(a)	Employees (Exchange Party)

7.13(b)	Collective Bargaining Agreement (Exchange Party)

7.14	Compliance with Laws (Exchange Party)

7.16	Finders (Exchange Party)

7.17	Title to Station Assets (Exchange Party)

Exhibits:

A	—	Entercom Station LMA
B	—	Exchange Party Station LMA